Exhibit 10.1

EXECUTION COPY

U.S. $1,225,000,000

CREDIT AGREEMENT,

dated as of March 27, 2003

as amended and restated as of June 29, 2007

ROYAL CARIBBEAN CRUISES LTD.,

as the Borrower,

and

CITIGROUP GLOBAL MARKETS INC. and DNB NOR BANK ASA

as Co-Lead Arrangers

and

CITIBANK, N.A.

as Administrative Agent

and

DNB NOR BANK ASA

as Syndication Agent

and

JPMORGAN CHASE BANK, N.A.

THE ROYAL BANK OF SCOTLAND PLC

and

THE BANK OF NOVA SCOTIA

as Documentation Agents

TABLE OF CONTENTS

PAGE

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.1. Defined Terms	1
SECTION 1.2. Use of Defined Terms	13
SECTION 1.3. Cross-References	13
SECTION 1.4. Accounting and Financial Determinations	14

ARTICLE II

COMMITMENTS, BORROWING PROCEDURES AND NOTES

SECTION 2.1. The Advances and Letters of Credit	14
SECTION 2.2. Making the Advances	15

SECTION 2.3. Issuance of and Drawings and Reimbursement Under Letters of

ARTICLE III

CERTAIN LIBO RATE AND OTHER PROVISIONS

ARTICLE IV

CONDITIONS TO BORROWING

SECTION 4.1. Effectiveness	34
SECTION 4.2. All Borrowings and Issuances	34
SECTION 4.3. Determinations Under Section 4.1	35

ARTICLE V

REPRESENTATIONS AND WARRANTIES

ARTICLE VI

COVENANTS

SECTION 6.2.4. Financial Condition	42
SECTION 6.2.5. Investments	43
SECTION 6.2.6. Consolidation, Merger, etc. .	43
SECTION 6.2.8. Transactions with Affiliates	44

ARTICLE VII

EVENTS OF DEFAULT

ARTICLE VIII

PREPAYMENT EVENTS

SECTION 8.1. Listing of Prepayment Events	46
SECTION 8.1.1. Change in Ownership	46
SECTION 8.1.2. Change in Board	47
SECTION 8.1.3. Unenforceability	47
SECTION 8.1.4. Approvals	47
SECTION 8.1.5. Non-Performance of Certain Covenants and Obligations	47
SECTION 8.1.6. Judgments .	47
SECTION 8.1.7. Condemnation, etc	48
SECTION 8.1.8. Arrest	50
SECTION 8.2. Mandatory Prepayment	48

ARTICLE IX

ACTIONS IN RESPECT OF THE LETTERS OF CREDIT

SECTION 9.1.1. Actions in Respect of the Letters of Credit	48

ARTICLE X

THE AGENTS

ARTICLE XI

MISCELLANEOUS PROVISIONS

SECTION 11.11. Sale and Transfer of Advances and Note; Participations

SCHEDULES

SCHEDULE I	-	Commitments and Lending Offices

SCHEDULE II	-	Disclosure Schedule

EXHIBITS

Exhibit A	-	Form of Note

Exhibit B-1	-	Form of Borrowing Request (Revolving Credit Borrowings)

Exhibit B-2	-	Form of Borrowing Request (Swing Line Borrowings)

Exhibit C	-	Form of Interest Period Notice

Exhibit D-1	-	Form of Opinion of Bradley Stein, Esq.

Exhibit D-2	-	Form of Opinion of Watson, Farley & Williams (New York) LLP

Exhibit E	-	Form of Lender Assignment Agreement

Exhibit F	-	Form of Commitment Increase Agreement

Exhibit G	-	Form of Added Lender Agreement

Exhibit H	-	Form of Opinion of Shearman & Sterling LLP

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, originally dated as of March 27, 2003, amended and restated as of December 15, 2006 and further amended and restated as of June 29, 2007, is among ROYAL CARIBBEAN CRUISES LTD., a Liberian corporation (the “Borrower”), the various financial institutions as are or shall become parties hereto (collectively, the “Lender Parties”) and CITIBANK, N.A. (“Citibank”), as administrative agent (in such capacity, the “Administrative Agent”) for the Lender Parties.

W I T N E S S E T H:

WHEREAS, the Borrower desires to obtain Commitments from the Lender Parties pursuant to which Advances will be made to the Borrower and Letters of Credit will be issued for the account of the Borrower and its Subsidiaries, in a maximum aggregate principal amount and Available Amount together at any one time outstanding not to exceed $1,225,000,000 (subject to adjustment as provided herein), from time to time prior to the final Termination Date; and

WHEREAS, the Lender Parties are willing, on the terms and subject to the conditions hereinafter set forth (including Article IV), to extend Advances to, and, in the case of the Issuing Banks, to issue Letters of Credit for the account of, the Borrower; and

WHEREAS, the proceeds of such Advances will be used for general corporate purposes, including capital expenditures and acquisition financing, of the Borrower and its Subsidiaries;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.1. Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, when capitalized, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

“Accumulated Other Comprehensive Income (Loss)” means at any date the Borrower’s accumulated other comprehensive income (loss) on such date, determined in accordance with GAAP.

“Added Lender” is defined in Section 2.14.

“Added Lender Agreement” means an Added Lender Agreement substantially in the form of Exhibit G.

“Administrative Agent” is defined in the preamble and includes each other Person as shall have subsequently been appointed as the successor Administrative Agent, and as shall have accepted such appointment, pursuant to Section 10.4.

“Administrative Agent's Account” means (a) in the case of Advances denominated in Dollars, the account of the Agent maintained by the Administrative Agent at Citibank at its office at Two Penns Way, New Castle, Delaware 19720, Account No. 36852248, Attention: Bank Loan Syndications, (b) in the case of Advances denominated in any Committed Currency, the account of the Administrative Agent

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designated in writing from time to time by the Administrative Agent to the Borrower and the Lender Parties for such purpose and (c) in any such case, such other account of the Administrative Agent as is designated in writing from time to time by the Administrative Agent to the Borrower and the Lender Parties for such purpose.

“Advance” means a Revolving Credit Advance or a Swing Line Advance.

“Affiliate” of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person. A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agents” means (a) the Administrative Agent and (b) each Lender listed as a syndication agent or a documentation agent on the cover page hereof in their respective capacities as agents under Article X, together with their respective successors (if any) in such capacity.

“Agreement” means, on any date, this Credit Agreement as originally in effect on the Effective Date and as thereafter from time to time further amended, supplemented, amended and restated, or otherwise modified and in effect on such date.

“Applicable Jurisdiction” means the jurisdiction or jurisdictions under which the Borrower is organized, domiciled or resident or from which any of its business activities are conducted or in which any of its properties are located and which has jurisdiction over the subject matter being addressed.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s LIBO Lending Office in the case of a LIBO Rate Advance.

“Applicable Margin” means as of any date, a percentage per annum determined by reference to the Senior Debt Rating in effect on such date as set forth below:

Senior Debt Rating S&P/Moody’s	Applicable Margin
Level 1 BBB+ or Baa1 or above	0.300%
Level 2 BBB or Baa2	0.375%
Level 3 BBB- or Baa3	0.485%
Level 4 BB+ or Ba1	0.575%
Level 5 BB or Ba2	0.800%
Level 6 Lower than Level 5	1.050%

“Applicable Percentage” means, as of any date a percentage per annum determined by reference to the Senior Debt Rating in effect on such date as set forth below:

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Senior Debt Rating S&P/Moody’s	Applicable Percentage
Level 1 BBB+ or Baa1 or above	0.100%
Level 2 BBB or Baa2	0.125%
Level 3 BBB- or Baa3	0.140%
Level 4 BB+ or Ba1	0.175%
Level 5 BB or Ba2	0.200%
Level 6 Lower than Level 5	0.250%

“Approved Appraiser” means any of the following: Barry Rogliano Salles, Paris, H Clarkson & Co. Ltd., London, R.S. Platou Shipbrokers, Norway, or Fearnley AS, Norway.

“Assignee Lender” is defined in Section 11.11.1.

“Authorized Officer” means those officers of the Borrower authorized to act with respect to the Loan Documents and whose signatures and incumbency shall have been certified to the Administrative Agent by the Secretary or an Assistant Secretary of the Borrower.

“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

(a)        the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate; and

(b)	½ of one percent per annum above the Federal Funds Rate.

“Base Rate Advance” means an Advance denominated in Dollars that bears interest as provided in Section 2.7(a)(i).

“Borrower” is defined in the preamble.

“Borrowing” means a Revolving Credit Borrowing or a Swing Line Borrowing.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City, London or Frankfurt, and, if the applicable Business Day relates to any LIBO Rate Advances, on which dealings are carried on in the London interbank market and banks are open for business in London and in the country of issue of the currency of such LIBO Rate Advance (or, in the case of an Advance denominated in Euro, on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open).

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“Capital Lease Obligations” means obligations of the Borrower or any Subsidiary of the Borrower under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalized leases.

“Capitalization” means, as at any date, the sum of (a) Net Debt on such date, plus (b) Stockholders’ Equity on such date.

“Capitalized Lease Liabilities” means the principal portion of all monetary obligations of the Borrower or any of its Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalized leases, and, for purposes of this Agreement and each other Loan Document, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Equivalents” means all amounts other than cash that are included in the “cash and cash equivalents” shown on the Borrower’s balance sheet prepared in accordance with GAAP.

“Closing Date” is defined in Section 4.1.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Commitment” means a Revolving Credit Commitment, a Letter of Credit Commitment or a Swing Line Commitment.

“Commitment Termination Event” means:

(a)        any Default described in clauses (b) through (d) of Section 7.1.6 shall occur with respect to the Borrower;

(b)        the occurrence and continuance of any Event of Default (other than as described in clause (a) above) and the giving of notice by the Administrative Agent, acting at the direction of the Required Lenders, to the Borrower that the Commitments have been terminated; or

(c)        the occurrence and continuance of a Prepayment Event and the giving of notice by the Administrative Agent, acting at the direction of the Required Lenders, to the Borrower that the Commitments have been terminated.

“Committed Currencies” means Sterling and Euros.

“Consenting Lender” has the meaning specified in Section 2.15(b).

“Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Revolving Credit Advances of one Type into Revolving Credit Advances of the other Type pursuant to Section 2.8 or 2.9.

“Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

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“Disclosure Schedule” means the Disclosure Schedule attached hereto as Schedule II.

“DnB” means DnB NOR Bank ASA.

“Dollar” and the sign “$” mean lawful money of the United States.

“Domestic Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Added Lender Agreement or the Lender Assignment Agreement pursuant to which it became a Lender Party, or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.

“Effective Date” means the date this Agreement becomes effective pursuant to Section 11.8.

“Environmental Laws” means all applicable federal, state, local or foreign statutes, laws, ordinances, codes, rules and regulations (including consent decrees and administrative orders) relating to the protection of the environment.

“Equivalent” (i) in Dollars of any Committed Currency on any date, means the quoted spot rate at which the Administrative Agent’s principal office in London offers to exchange Dollars for such Committed Currency in London prior to 11:00 A.M. (London time) on such date and (ii) in any Committed Currency of Dollars on any date, means the quoted spot rate at which the Administrative Agent’s principal office in London offers to exchange such Committed Currency for Dollars in London prior to 11:00 A.M. (London time) on such date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

“Euro” means the lawful currency of the European Union as constituted by the Treaty of Rome which established the European Community, as such treaty may be amended from time to time and as referred to in the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Event of Default” is defined in Section 7.1.

“Existing Debt” means the obligations of the Borrower or its Subsidiaries in connection with the Bareboat Charterparty with respect to the vessel BRILLIANCE OF THE SEAS dated July 5, 2002 between Halifax Leasing (September) Limited and RCL (UK) LTD, and the replacement, extension, renewal or amendment of the foregoing without increase in the amount or change in any direct or contingent obligor of such obligations.

“Existing Group” means the following Persons: (a) A. Wilhelmsen AS., a Norwegian corporation (“Wilhelmsen”); (b) Cruise Associates, a Bahamian general partnership (“Cruise”); and (c) any Affiliate of either or both of Wilhelmsen and Cruise.

“Existing Principal Subsidiaries” means each Subsidiary of the Borrower that is a Principal Subsidiary on the Closing Date.

“Extension Date” has the meaning specified in Section 2.15(b).

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“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fiscal Quarter” means any quarter of a Fiscal Year.

“Fiscal Year” means any annual fiscal reporting period of the Borrower.

“Fixed Charge Coverage Ratio” means, as of the end of any Fiscal Quarter, the ratio computed for the period of four consecutive Fiscal Quarters ending on the close of such Fiscal Quarter of:

(a)        net cash from operating activities (determined in accordance with GAAP) for such period, as shown in the Borrower’s consolidated statement of cash flow for such period, to

(b)	the sum of:

(i)         dividends actually paid by the Borrower during such period (including, without limitation, dividends in respect of preferred stock of the Borrower); plus

(ii)         scheduled payments of principal of all debt less New Financings (determined in accordance with GAAP, but in any event including Capitalized Lease Liabilities) of the Borrower and its Subsidiaries for such period.

“F.R.S. Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“GAAP” is defined in Section 1.4.

“Government-related Obligations” means obligations of the Borrower or any Subsidiary of the Borrower under, or Indebtedness incurred by the Borrower or any Subsidiary of the Borrower to satisfy obligations under, any governmental requirement imposed by any Applicable Jurisdiction that must be complied with to enable the Borrower and its Subsidiaries to continue their business in such Applicable Jurisdiction, excluding, in any event, any taxes imposed on the Borrower or any Subsidiary of the Borrower.

“Hedging Instruments” means options, caps, floors, collars, swaps, forwards, futures and any other agreements, options or instruments substantially similar thereto or any series or combination thereof used to hedge interest, foreign currency and commodity exposures.

“herein”, “hereof”, “hereto”, “hereunder” and similar terms contained in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular Section, paragraph or provision of this Agreement or such other Loan Document.

“Increased Commitment Date” is defined in Section 2.14.

“Increasing Lenders” is defined in Section 2.14.

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“Indebtedness” means, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 180 days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) Indebtedness of others guaranteed by such Person; (g) obligations of such Person in respect of surety bonds and similar obligations; and (h) Hedging Instruments.

“Indemnified Liabilities” is defined in Section 11.4.

“Indemnified Parties” is defined in Section 11.4.

“Interest Period” means, for each LIBO Rate Advance comprising part of the same Revolving Credit Borrowing, the period commencing on the date of such LIBO Rate Advance or the date of the Conversion of any Base Rate Advance into such LIBO Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three, six, nine or twelve months, and subject to clause (b) of this definition, such longer period as the Borrower and the Lenders may agree, as the Borrower may, upon notice in substantially the form of Exhibit C received by the Administrative Agent not later than 11:00 A.M. (New York City time) on (x) in the case of LIBO Rate Advances denominated in a Committed Currency, the third Business Day prior to the first day of such Interest Period or (y) in the case of LIBO Rate Advances denominated in Dollars, the second Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a)        Interest Periods commencing on the same date for LIBO Rate Advances comprising part of the same Revolving Credit Borrowing shall be of the same duration (without limiting the ability of the Borrower to have more than one Borrowing on the same date);

(b)        the Borrower shall not be entitled to select an Interest Period having duration of longer than twelve months unless, by 2:00 P.M. (New York City time) on (x) in the case of LIBO Rate Advances denominated in a Committed Currency, the third Business Day prior to the first day of such Interest Period or (y) in the case of LIBO Rate Advances denominated in Dollars, the second Business Day prior to the first day of such Interest Period, each Lender notifies the Administrative Agent that such Lender will be providing funding for such Revolving Credit Borrowing with such Interest Period (the failure of any Lender to so respond by such time being deemed for all purposes of this Agreement as an objection by such Lender to the requested duration of such Interest Period); provided that, if any or all of the Lenders object to the requested duration of such Interest Period, the duration of the Interest Period for such Revolving Credit Borrowing shall be one, two, three, six, nine or twelve months, as specified by the Borrower in the applicable Notice of Revolving Credit Borrowing as the desired alternative to such requested Interest Period;

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(c)        whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(d)        whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Investment” means, relative to any Person,

(a)        any loan or advance made by such Person to any other Person (excluding commission, travel, expense and similar advances to officers and employees made in the ordinary course of business); and

(b)	any ownership or similar interest held by such Person in any other Person.

“Issuance” with respect to any Letter of Credit means the issuance, amendment, renewal or extension of such Letter of Credit.

“Issuing Bank” means a Lender Party listed on Schedule I hereto with a Letter of Credit Commitment or any other Lender so long as such Lender expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Administrative Agent of its Applicable Lending Office (which information shall be recorded by the Administrative Agent in the Register), for so long as such Issuing Bank or Lender, as the case may be, shall have a Letter of Credit Commitment.

“L/C Cash Collateral Account” means an interest bearing cash collateral account to be established and maintained by the Administrative Agent, over which the Administrative Agent shall have sole dominion and control, upon terms as may be satisfactory to the Administrative Agent.

“L/C Related Documents” has the meaning specified in Section 2.6(b)(i).

“Lender Assignment Agreement” means a Lender Assignment Agreement substantially in the form of Exhibit E.

“Lender” means each Lender Party listed on Schedule I hereto with a Revolving Credit Commitment, each Added Lender and each Assignee Lender.

“Lender Parties” is defined in the preamble.

“Letter of Credit” has the meaning specified in Section 2.1(b).

“Letter of Credit Agreement” has the meaning specified in Section 2.3(a).

“Letter of Credit Commitment” means, with respect to each Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit for the account of the Borrower and its Subsidiaries in (a) the Dollar amount set forth opposite the Issuing Bank’s name on Schedule I hereto under the caption “Letter

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of Credit Commitment” or (b) if such Issuing Bank has entered into one or more Lender Assignment Agreements, the Dollar amount set forth for such Issuing Bank in the Register maintained by the Administrative Agent pursuant to Section 11.11.1 as such Issuing Bank’s “Letter of Credit Commitment”, in each case as such amount may be reduced prior to such time pursuant to Section 2.5.

“Letter of Credit Facility” means, at any time, an amount equal to the least of (a) the aggregate amount of the Issuing Banks’ Letter of Credit Commitments at such time, (b) $250,000,000 and (c) the aggregate amount of the Revolving Credit Commitments, as such amount may be reduced at or prior to such time pursuant to Section 2.5.

“LIBO Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “LIBO Lending Office” opposite its name on Schedule I hereto or in the Added Lender Agreement or the Lender Assignment Agreement pursuant to which it became a Lender Party (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.

“LIBO Rate” means, for any Interest Period for each LIBO Rate Advance comprising part of the same Revolving Credit Borrowing, the rate per annum appearing on Reuters LIBOR01 Page (or any successor page) as the London interbank offered rate for (a) deposits in Dollars or Euros at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period or (b) deposits in Sterling at approximately 11:00 A.M. (London time) on the first day of such Interest Period, in each case for a term comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/1000 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in Dollars or Euros is offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period, or at which deposits in Sterling is offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) on the first day of such Interest Period, in each case in an amount substantially equal to such Reference Bank’s LIBO Rate Advance comprising part of such Revolving Credit Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period, subject, however, to the provisions of Section 2.8.

“LIBO Rate Advance” means a Revolving Credit Advance denominated in Dollars or a Committed Currency that bears interest as provided in Section 2.7(a)(ii).

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or performance of an obligation or other priority or preferential arrangement of any kind or nature whatsoever.

“Loan Document” means this Agreement, the Notes, if any, and each Letter of Credit Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of the Administrative Agent or any Lender Party under the Loan Documents or (c) the ability of the Borrower to perform its payment Obligations under the Loan Documents.

“Material Litigation” is defined in Section 5.8

“Moody’s” means Moody’s Investors Service, Inc.

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“Net Debt” means, at any time, the aggregate outstanding principal amount of all debt (including, without limitation, the principal portion of all capitalized leases) of the Borrower and its Subsidiaries (determined on a consolidated basis in accordance with GAAP) less the sum of (without duplication);

(a)	all cash on hand of the Borrower and its Subsidiaries; plus
(b)	all Cash Equivalents.

“Net Debt to Capitalization Ratio” means, as at any date, the ratio of (a) Net Debt on such date to (b) Capitalization on such date.

“New Financings” means proceeds from:

(a)        borrowed money (whether by loan or issuance and sale of debt securities), including drawings under this Agreement, and

(b)	the issuance and sale of equity securities.

“Non-Consenting Lender” has the meaning specified in Section 2.15(b).

“Note” means a promissory note of the Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.13 in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Advances made by such Lender.

“Notice of Issuance” has the meaning specified in Section 2.3(a).

“Notice of Revolving Credit Borrowing” has the meaning specified in Section 2.2(a).

“Notice of Swing Line Borrowing” has the meaning specified in Section 2.2(b).

“Obligations” means all obligations (monetary or otherwise) of the Borrower arising under or in connection with this Agreement and the Notes.

“Organic Document” means, relative to the Borrower, its certificate of incorporation and its by-laws.

“Participant” is defined in Section 11.11.2.

“Payment Office” means, for any Committed Currency, such office of Citibank as shall be from time to time selected by the Administrative Agent and notified by the Administrative Agent to the Borrower and the Lender Parties.

“Pension Plan” means a “pension plan”, as such term is defined in section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in section 4001(a)(3) of ERISA), and to which the Borrower or any corporation, trade or business that is, along with the Borrower, a member of a Controlled Group, may have liability, including any liability by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.

“Person” means any natural person, corporation, partnership, limited liability company, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

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“Prepayment Event” is defined in Section 8.1.

“Principal Subsidiary” means any Subsidiary of the Borrower that owns a Vessel.

“Quarterly Payment Date” means the last day of each March, June, September, and December or, if any such day is not a Business Day, the next succeeding Business Day.

“Ratable Share” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Revolving Credit Commitment at such time (or, if the Revolving Credit Commitments shall have been terminated, such Lender’s Revolving Credit Commitment as in effect immediately prior to such termination) and the denominator of which is the aggregate amount of all Revolving Credit Commitments at such time (or, if the Revolving Credit Commitments shall have been terminated, the aggregate amount of all Revolving Credit Commitments as in effect immediately prior to such termination).

“Reference Lenders” means Citibank, DnB and JPMorgan Chase Bank, N.A. and includes each replacement Reference Lender appointed by the Administrative Agent pursuant to Section 2.8.

“Register” is defined in Section 11.11.3.

“Required Lenders” means, at any time, Lenders that, in the aggregate, hold more than 50% of the aggregate unpaid principal amount (based on the Equivalent in Dollars at such time) of the Revolving Credit Advances or, if no such principal amount is then outstanding, Lenders that in the aggregate have more than 50% of the Revolving Credit Commitments.

“Revolving Credit Advance” means an advance by a Lender to the Borrower as part of a Revolving Credit Borrowing and refers to a Base Rate Advance or a LIBO Rate Advance (each of which shall be a “Type” of Revolving Credit Advance).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type and, in the case of LIBO Rate Advances, having the same Interest Period, made by each of the Lenders.

“Revolving Credit Borrowing Minimum” means, in respect of Revolving Credit Advances denominated in Dollars, $5,000,000, in respect of Revolving Credit Advances denominated in Sterling, £5,000,000 and, in respect of Revolving Credit Advances denominated in Euros, €5,000,000.

“Revolving Credit Borrowing Multiple” means, in respect of Revolving Credit Advances denominated in Dollars, $1,000,000 in respect of Revolving Credit Advances denominated in Sterling, £1,000,000 and, in respect of Revolving Credit Advances denominated in Euros, €1,000,000.

“Revolving Credit Commitment” means as to any Lender (a) the Dollar amount set forth opposite such Lender’s name on Schedule I hereto as such Lender’s “Revolving Credit Commitment”, (b) if such Lender has become a Lender hereunder pursuant to an Added Lender Agreement, the Dollar amount set forth in such Added Lender Agreement or (c) if such Lender has entered into a Lender Assignment Agreement, the Dollar amount set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 11.11.3), as such amount may be reduced pursuant to Section 2.5 or increased pursuant to Section 2.14.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

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“Senior Debt Rating” means, as of any date, (a) the implied senior debt rating of the Borrower for debt pari passu in right of payment and in right of collateral security with the Obligations as given by Moody’s and S&P or (b) in the event the Borrower receives an actual unsecured senior debt rating (apart from an implied rating) from Moody’s and/or S&P, such actual rating or ratings, as the case may be (and in such case the Senior Debt Rating shall not be determined by reference to any implied senior debt rating from either agency). For purposes of the foregoing, (i) if only one of S&P and Moody’s shall have in effect a Senior Debt Rating, the Applicable Margin and the Applicable Percentage shall be determined by reference to the available rating; (ii) if neither S&P nor Moody’s shall have in effect a Senior Debt Rating, the Applicable Margin and the Applicable Percentage will be set in accordance with Level 6 under the definition of “Applicable Margin” or “Applicable Percentage”, as the case may be, unless (A) within 21 days of being notified by the Administrative Agent that both Moody’s and S&P have ceased to give a Senior Debt Rating, the Borrower has obtained from at least one of such agencies a private implied rating for its senior debt or (B) having failed to obtain such private rating within such 21-day period, the Borrower and the Lenders shall have agreed within a further 15-day period (during which period the Borrower and the Agents shall consult in good faith to find an alternative method of providing an implied rating of the Borrower’s senior debt) on an alternative rating method, which agreed alternative shall apply for the purposes of this Agreement; (iii) if the ratings established by S&P and Moody’s shall fall within different levels, the Applicable Margin and the Applicable Percentage shall be based upon the higher rating unless such ratings differ by two or more levels, in which case the applicable level will be deemed to be one level below the higher of such levels; (iv) if any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (v) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the Senior Debt Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.

“Sterling” means the lawful currency of the United Kingdom of Great Britain and Northern Ireland.

“Stockholders’ Equity” means, as at any date, the Borrower’s stockholders’ equity on such date, excluding Accumulated Other Comprehensive Income (Loss), determined in accordance with GAAP, provided that any non-cash charge to Stockholders’ Equity resulting (directly or indirectly) from a change after the Effective Date in GAAP or in the interpretation thereof shall be disregarded in the computation of Stockholders’ Equity such that the amount of any reduction thereof resulting from such change shall be added back to Stockholders’ Equity.

“Subsidiary” means, with respect to any Person, any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person.

“Swing Line Advance” means an advance made by the Swing Line Bank pursuant to Section 2.1(c) or any Lender pursuant to Section 2.2(b).

“Swing Line Bank” means Citibank.

“Swing Line Borrowing” means a borrowing consisting of a Swing Line Advance made by the Swing Line Bank.

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“Swing Line Commitment” means the amount set forth opposite the Swing Line Bank’s name on Schedule I hereto, as such amount may be reduced pursuant to Section 2.5.

“Termination Date” means the earliest of (a) June 29, 2012, subject to the extension thereof pursuant to Section 2.15, (b) the date of termination in whole of the Commitments pursuant to Section 2.5 and (c) the date on which any Commitment Termination Event occurs; provided, however, that the Termination Date of any Lender that is a Non-Consenting Lender to any requested extension pursuant to Section 2.15 shall be the Termination Date in effect immediately prior to the applicable Extension Date for all purposes of this Agreement.

“Unissued Letter of Credit Commitment” means, with respect to any Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit for the account of the Borrower or any of its Subsidiaries in an amount equal to the excess of (a) the amount of its Letter of Credit Commitment over (b) the aggregate Available Amount of all Letters of Credit issued by such Issuing Bank.

“Unused Commitment” means, with respect to each Lender at any time, (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Advances made by such Lender (in its capacity as a Lender, and not as a Swing Line Bank) and outstanding at such time, plus (ii) such Lender’s Ratable Share of (A) the aggregate Available Amount of all the Letters of Credit outstanding at such time, (B) the aggregate principal amount of all Advances made by each Issuing Bank pursuant to Section 2.3(c) that have not been ratably funded by such Lender and outstanding at such time and (C) the aggregate principal amount of all Swing Line Advances then outstanding.

“Taxes” is defined in Section 3.6.

“Type” means the distinction of an Advance as a Eurocurrency Rate Advance or a Base Rate Advance.

“United States” or “U.S.” means the United States of America, its fifty States and the District of Columbia.

“Vessel” means a passenger cruise vessel owned by the Borrower or one of its Subsidiaries.

“Voting Stock” means shares of capital stock of the Borrower of any class or classes (however designated) that have by the terms thereof normal voting power to elect the members of the Board of Directors of the Borrower (other than voting power upon the occurrence of a stated contingency, such as the failure to pay dividends).

SECTION 1.2. Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall, when capitalized, have such meanings when used in the Disclosure Schedule and in each Note, Notice of Revolving Credit Borrowing, Notice of Swing Line Borrowing, Notice of Issuance, notice and other communication delivered from time to time in connection with this Agreement or any other Loan Document.

SECTION 1.3. Cross-References. Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

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SECTION 1.4. Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used herein or in any other Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder (including under Section 6.2.4) shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared, in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied (or, if not consistently applied, accompanied by details of the inconsistencies); provided that if, as a result of any change in GAAP or in the interpretation thereof after the date of the financial statements referred to in Section 5.6, there is a change in the manner of determining any of the items referred to herein that are to be determined by reference to GAAP, and the effect of such change would (in the reasonable opinion of the Borrower or the Agents) be such as to affect the basis or efficacy of the covenants contained in Section 6.2.4 in ascertaining the financial condition of the Borrower or the consolidated financial condition of the Borrower and its Subsidiaries and the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate such change occurring after the date hereof in GAAP or the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), then such item shall for the purposes of such Sections of this Agreement continue to be determined in accordance with GAAP relating thereto as GAAP were applied immediately prior to such change in GAAP or in the interpretation thereof until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

COMMITMENTS, BORROWING PROCEDURES AND NOTES

SECTION 2.1. The Advances and Letters of Credit. (a)             Revolving Credit Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Credit Advances to the Borrower from time to time on any Business Day during the period from the Closing Date until the Termination Date applicable to such Lender in an amount (based in respect of any Revolving Credit Advances to be denominated in a Committed Currency by reference to the Equivalent thereof in Dollars determined on the date of delivery of the applicable Notice of Revolving Credit Borrowing) not to exceed such Lender’s Unused Commitment. Each Revolving Credit Borrowing shall be in an amount not less than the Revolving Credit Borrowing Minimum or the Revolving Credit Borrowing Multiple in excess thereof and shall consist of Revolving Credit Advances of the same Type and in the same currency made on the same day by the Lenders ratably according to their respective Revolving Credit Commitments. Within the limits of each Lender’s Revolving Credit Commitment, the Borrower may borrow under this Section 2.1(a), prepay pursuant to Section 2.10 and reborrow under this Section 2.1(a).

(b)        Letters of Credit. Each Issuing Bank agrees, on the terms and conditions hereinafter set forth, in reliance upon the agreements of the Lenders set forth in this Agreement, to issue letters of credit (each, a “Letter of Credit”) denominated in Dollars or a Committed Currency for the account of the Borrower and its Subsidiaries from time to time on any Business Day during the period from the Closing Date until 30 days before the Termination Date of such Issuing Bank in an aggregate Available Amount (based in respect of any Letters of Credit to be denominated in a Committed Currency by reference to the Equivalent thereof in Dollars determined on the date of delivery of the applicable Notice of Issuance) (i) for all Letters of Credit issued by each Issuing Bank not to exceed at any time the lesser of (x) the Letter of Credit Facility at such time and (y) such Issuing Bank’s Letter of Credit Commitment at such time and (ii) for each such Letter of Credit not to exceed an amount equal to the Unused Commitments of the Lenders at such time. No Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary to require renewal) later than five Business Days before the Termination Date of such Issuing Bank, provided that no Letter of Credit may expire after the Termination Date of any

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Non-Consenting Lender if, after giving effect to such issuance, the aggregate Revolving Credit Commitments of the Consenting Lenders (including any replacement Lenders) for the period following such Termination Date would be less than the Available Amount of the Letters of Credit expiring after such Termination Date. Within the limits referred to above, the Borrower may from time to time request the issuance of Letters of Credit under this Section 2.1(b).

(c)        The Swing Line Advances. The Swing Line Bank agrees, on the terms and conditions hereinafter set forth, to make Swing Line Advances denominated in Dollars to the Borrower from time to time on any Business Day during the period from the Closing Date until the Termination Date of the Swing Line Bank in an aggregate principal amount (i) for all Swing Line Advances made by the Swing Line Bank not to exceed at any time the lesser of (x) $100,000,000 (the “Swing Line Facility”) and (y) the Swing Line Bank’s Swing Line Commitment at such time and (ii) in an amount for each such Advance not to exceed the Unused Commitments of the Lenders on such Business Day. No Swing Line Advance shall be used for the purpose of funding the payment of principal of any other Swing Line Advance. Each Swing Line Borrowing shall be in an amount of $1,000,000 or an integral multiple thereof. Within the limits of the Swing Line Facility and within the limits referred to in clause (ii) above, the Borrower may borrow under this Section 2.1(c), prepay pursuant to Section 2.10 and reborrow under this Section 2.1(c).

SECTION 2.2. Making the Advances. (a) Except as otherwise provided in Section 2.2(b) or Section 2.3(c), each Revolving Credit Borrowing shall be made on notice, given not later than (x) 11:00 A.M. (New York City time) on the second Business Day prior to the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of LIBO Rate Advances denominated in Dollars, (y) 4:00 P.M. (London time) on the third Business Day prior to the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of LIBO Rate Advances denominated in any Committed Currency, or (z) 11:00 A.M. (New York City time) on the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Base Rate Advances, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier. Each such notice of a Revolving Credit Borrowing (a “Notice of Revolving Credit Borrowing”) shall be by telephone, confirmed promptly in writing, or telecopier in substantially the form of Exhibit B-1 hereto, specifying therein the requested (i) date of such Revolving Credit Borrowing, (ii) Type of Advances comprising such Revolving Credit Borrowing, (iii) aggregate amount of such Revolving Credit Borrowing, and (iv) in the case of a Revolving Credit Borrowing consisting of LIBO Rate Advances, initial Interest Period and currency for each such Revolving Credit Advance. Each Lender shall, before 11:00 A.M. (New York City time) on the date of such Revolving Credit Borrowing, in the case of a Revolving Credit Borrowing consisting of LIBO Rate Advances denominated in Dollars, before 1:00 P.M. (New York City time) on the date of such Revolving Credit Borrowing, in the case of a Revolving Credit Borrowing consisting of Base Rate Advances and before 11:00 A.M. (London time) on the date of such Revolving Credit Borrowing, in the case of a Revolving Credit Borrowing consisting of LIBO Rate Advances denominated in any Committed Currency, make available for the account of its Applicable Lending Office to the Administrative Agent at the applicable Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Revolving Credit Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Section 4.2 the Administrative Agent will make such funds available to the Borrower at the account of the Borrower specified in the applicable Notice of Revolving Credit Borrowing; provided, however, that, if such borrowing is denominated in Dollars, the Administrative Agent shall first make a portion of such funds equal to the aggregate principal amount of any Swing Line Advances made by the Swing Line Bank and by any other Lender and outstanding on the date of such Revolving Credit Borrowing, plus interest accrued and unpaid thereon to and as of such date, available to the Swing Line Bank and such other Lenders for repayment of such Swing Line Advances.

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(b)        Each Swing Line Borrowing shall be made on notice, given not later than 1:00 P.M. (New York City time) on the date of the proposed Swing Line Borrowing by the Borrower to the Swing Line Bank and the Administrative Agent, of which the Administrative Agent shall give prompt notice to the Lenders. Each such notice of a Swing Line Borrowing (a “Notice of Swing Line Borrowing”) shall be by telephone, confirmed promptly in writing, or telecopier in substantially the form of Exhibit B-2 hereto, specifying therein the requested (i) date of such Borrowing, (ii) amount of such Borrowing and (iii) maturity of such Borrowing (which maturity shall be no later than the tenth day after the requested date of such Borrowing). The Swing Line Bank shall, before 4:00 P.M. (New York City time) on the date of such Swing Line Borrowing, make the Swing Line Borrowing available to the Administrative Agent at the Administrative Agent’s Account, in same day funds. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Section 4.2, the Administrative Agent will make such funds available to the Borrower at the account of the Borrower specified in the applicable Notice of Swing Line Borrowing. Upon written demand by the Swing Line Bank, with a copy of such demand to the Administrative Agent, each other Lender will purchase from the Swing Line Bank, and the Swing Line Bank shall sell and assign to each such other Lender, such other Lender’s Ratable Share of such outstanding Swing Line Advance, by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of the Swing Line Bank, by deposit to the Administrative Agent’s Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Swing Line Advance to be purchased by such Lender. The Borrower hereby agrees to each such sale and assignment. Each Lender agrees to purchase its Ratable Share of an outstanding Swing Line Advance on (i) the Business Day on which demand therefor is made by the Swing Line Bank, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. Upon any such assignment by the Swing Line Bank to any other Lender of a portion of a Swing Line Advance, the Swing Line Bank represents and warrants to such other Lender that the Swing Line Bank is the legal and beneficial owner of such interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to such Swing Line Advance, this Agreement, the Notes or the Borrower. If and to the extent that any Lender shall not have so made the amount of such Swing Line Advance available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date such Lender is required to have made such amount available to the Administrative Agent until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate. If such Lender shall pay to the Administrative Agent such amount for the account of the Swing Line Bank on any Business Day, such amount so paid in respect of principal shall constitute a Swing Line Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Swing Line Advance made by the Swing Line Bank shall be reduced by such amount on such Business day.

(c)        Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select LIBO Rate Advances for any Revolving Credit Borrowing if the aggregate amount of such Revolving Credit Borrowing is less than the Revolving Credit Borrowing Minimum or if the obligation of the Lenders to make LIBO Rate Advances shall then be suspended pursuant to Section 2.8 or 3.1 and (ii) the LIBO Rate Advances may not be outstanding as part of more than 15 separate Revolving Credit Borrowings.

(d)        Each Notice of Revolving Credit Borrowing and Notice of Swing Line Borrowing shall be irrevocable and binding on the Borrower. In the case of any Revolving Credit Borrowing that the related Notice of Revolving Credit Borrowing specifies is to be comprised of LIBO Rate Advances, the Borrower shall indemnify each Lender in accordance with Section 3.4.

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(e)        Unless the Administrative Agent shall have received notice from a Lender or the Swing Line Bank prior to the time of any Revolving Credit Borrowing or Swing Line Borrowing, as the case may be, that such Lender or the Swing Line Bank will not make available to the Administrative Agent such Lender’s or the Swing Line Bank’s ratable portion of such Revolving Credit Borrowing or Swing Line Borrowing, as the case may be, the Administrative Agent may assume that such Lender or the Swing Line Bank has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) or (b) of this Section 2.2, as applicable, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender or the Swing Line Bank shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to the Advances comprising such Borrowing and (ii) in the case of such Lender or the Swing Line Bank, (A) the Federal Funds Rate in the case of Advances denominated in Dollars or (B) the cost of funds incurred by the Administrative Agent in respect of such amount in the case of Advances denominated in Committed Currencies. If such Lender or the Swing Line Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s or the Swing Line Bank’s Advance as part of such Borrowing for purposes of this Agreement.

(f)         The failure of any Lender to make the Revolving Credit Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Revolving Credit Advance on the date of such Revolving Credit Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Advance to be made by such other Lender on the date of any Revolving Credit Borrowing.

(g)        If any Lender shall default in its obligations under Section 2.1, the Agents shall, at the request of the Borrower, use reasonable efforts to find a bank or other financial institution acceptable to the Borrower to replace such Lender on terms acceptable to the Borrower and to have such bank or other financial institution replace such Lender.

(h)        Each Lender may, if it so elects, fulfill its obligation to make or continue Advances hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such Advance; provided that such Advance shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of the Borrower to repay such Advance shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility.

SECTION 2.3. Issuance of and Drawings and Reimbursement Under Letters of Credit. (a) Request for Issuance. (i) Each Letter of Credit shall be issued upon notice, given not later than 11:00 A.M. (New York City time) on the fifth Business Day prior to the date of the proposed Issuance of such Letter of Credit (or on such shorter notice as the applicable Issuing Bank may agree), by the Borrower to any Issuing Bank, and such Issuing Bank shall give the Administrative Agent, prompt notice thereof. Each such notice by the Borrower of Issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telecopier or telephone, confirmed immediately in writing, specifying therein the requested (A) date of such Issuance (which shall be a Business Day), (B) Available Amount of such Letter of Credit, (C) expiration date of such Letter of Credit, (D) name and address of the beneficiary of such Letter of Credit and (E) form of such Letter of Credit, such Letter of Credit shall be issued pursuant to such application and agreement for letter of credit as such Issuing Bank and the Borrower shall agree for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”). If the requested form of such Letter of Credit is acceptable to such Issuing Bank in its reasonable discretion (it being

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understood that any such form shall have only explicit documentary conditions to draw and shall not include discretionary conditions), such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Section 4.2, make such Letter of Credit available to the Borrower at its office referred to in Section 11.2 or as otherwise agreed with the Borrower in connection with such Issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

(b)        Participations. By the Issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing or decreasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Ratable Share of the Available Amount of such Letter of Credit. The Borrower hereby agrees to each such participation. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Ratable Share of each drawing made under a Letter of Credit funded by such Issuing Bank and not reimbursed by the Borrower on the date made, or of any reimbursement payment required to be refunded to the Borrower for any reason, which amount will be advanced, and deemed to be an Advance to the Borrower hereunder, regardless of the satisfaction of the conditions set forth in Section 4.2. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Ratable Share of the Available Amount of such Letter of Credit at each time such Lender’s Revolving Credit Commitment is amended pursuant to a Commitment Increase in accordance with Section 2.14 or 2.15, an assignment in accordance with Section 11.11.1 or otherwise pursuant to this Agreement.

(c)        Drawing and Reimbursement. The payment by an Issuing Bank of a draft drawn under any Letter of Credit which is not reimbursed by the Borrower on the date made shall constitute for all purposes of this Agreement the making by any such Issuing Bank of an Advance, which, in the case of a Letter of Credit denominated in Dollars, shall be a Base Rate Advance in the amount of such draft, and, in the case of a Letter of Credit denominated in a Commitment Currency, shall be a Base Rate Advance in an amount equal to the Equivalent of Dollars of such Committed Currency determined on the date of such drawing, without regard to whether the making of such an Advance would exceed such Issuing Bank’s Unused Commitment. Each Issuing Bank shall give prompt notice of each drawing under any Letter of Credit issued by it to the Borrower and the Administrative Agent. Upon written demand by such Issuing Bank, with a copy of such demand to the Administrative Agent and the Borrower, each Lender shall pay to the Administrative Agent such Lender’s Ratable Share of such outstanding Advance pursuant to Section 2.3(b). Each Lender acknowledges and agrees that its obligation to make Advances pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Promptly after receipt thereof, the Administrative Agent shall transfer such funds to such Issuing Bank. Each Lender agrees to fund its Ratable Share of an outstanding Advance on (i) the Business Day on which demand therefor is made by such Issuing Bank, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. If and to the extent that any Lender shall not have so made the amount of such Advance available to the

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Administrative Agent, such Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by any such Issuing Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable. If such Lender shall pay to the Administrative Agent such amount for the account of any such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute an Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Advance made by such Issuing Bank shall be reduced by such amount on such Business Day.

(d)        Letter of Credit Reports. Each Issuing Bank shall furnish (A) to the Administrative Agent and each Lender (with a copy to the Borrower) on the first Business Day of each month a written report summarizing Issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the preceding month and drawings during such month under all Letters of Credit and (B) to the Administrative Agent and each Lender (with a copy to the Borrower) on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit issued by such Issuing Bank.

(e)        Failure to Make Advances. The failure of any Lender to make the Advance to be made by it on the date specified in Section 2.3(c) shall not relieve any other Lender of its obligation hereunder to make its Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on such date.

SECTION 2.4. Fees. (a) Facility Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee on the aggregate amount of such Lender’s Revolving Credit Commitment from the Effective Date in the case of each Lender party hereto on the Effective Date and from the effective date specified in the Added Lender Agreement or in the Lender Assignment Agreement pursuant to which it became a Lender in the case of each other Lender until the Termination Date of such Lender at a rate per annum equal to the Applicable Percentage in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing September 30, 2007, and on the final Termination Date.

(b)        Letter of Credit Fees. (i) The Borrower shall pay to the Administrative Agent for the account of each Lender a commission on such Lender’s Ratable Share of the average daily aggregate Available Amount of all Letters of Credit issued for the account of the Borrower or any of its Subsidiaries and outstanding from time to time at a rate per annum equal to the Applicable Margin in effect from time to time during such calendar quarter, payable in arrears quarterly on the last day of each March, June, September and December, commencing with the quarter ended September 30, 2007, and on the final Termination Date.

(ii)         The Borrower shall pay to each Issuing Bank, for its own account, a fronting fee equal to 0.10% per annum and such other issuance fees, transfer fees and other fees and charges in connection with the Issuance or administration of each Letter of Credit as the Borrower and such Issuing Bank shall agree.

SECTION 2.5. Termination or Reduction of the Commitments. The Borrower shall have the right, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or permanently reduce ratably in part the Unused Commitments or the Unissued Letter of Credit Commitments of the Lenders, provided that each partial reduction shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof.

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SECTION 2.6. Repayment of Advances and Letter of Credit Drawings. (a) Revolving Credit Advances. The Borrower shall repay to the Administrative Agent for the account of each Lender on the Termination Date of such Lender the aggregate principal amount of the Revolving Credit Advances made by such Lender and then outstanding.

(b)        Letter of Credit Drawings. The obligations of the Borrower under any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit issued for the account of the Borrower or any of its Subsidiaries shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by the Borrower is without prejudice to, and does not constitute a waiver of, any rights the Borrower might have or might acquire as a result of the payment by any Issuing Bank of any draft or the reimbursement by the Borrower thereof):

(i)         any lack of validity or enforceability of this Agreement, any Note, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(ii)         any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(iii)        the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank, the Administrative Agent, any Lender or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(iv)        any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v)        payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

(vi)        any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of the Borrower in respect of the L/C Related Documents; or

(vii)       any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.

(c)        Swing Line Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Swing Line Bank and each other Lender which has made a Swing Line Advance the outstanding principal amount of each Swing Line Advance made to it by each of them on the earlier of the maturity date specified in the applicable Notice of Swing Line Borrowing (which maturity shall be no later than ten days after the requested date of such Borrowing) and the Termination Date applicable to the Swing Line Bank or such Lender, as the case may be.

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SECTION 2.7. Interest on Advances(a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance made to it and owing to each Lender or the Swing Line Bank, as the case may be, from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i)         Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the result of (x) the Base Rate in effect from time to time minus (y) the Applicable Percentage in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii)         LIBO Rate Advances. During such periods as such Advance is a LIBO Rate Advance, a rate per annum equal at all times during each Interest Period for such Revolving Credit Advance to the result of (x) the LIBO Rate for such Interest Period for such LIBO Rate Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such LIBO Rate Advance shall be Converted or paid in full.

(iii)        Swing Line Advances. A rate per annum equal at all times to the result of (x) the Federal Funds Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, in each case payable in arrears the date such Swing Line Advance shall be paid in full.

(b)        Default Interest. After the date any principal amount of any Advance is due and payable (whether on the applicable Termination Date, upon acceleration or otherwise), or after any other monetary Obligation of the Borrower shall have become due and payable, the Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on such amounts for each day during the period of such default at a rate per annum certified by the Administrative Agent to the Borrower (which certification shall be conclusive in the absence of manifest error) to be equal to the sum of (a) the Applicable Margin plus (b) the LIBO Rate plus (c) 2% per annum. Interest payable under this clause (B) shall be payable upon demand.

SECTION 2.8. Interest Rate Determination. (a) Each Reference Bank agrees, if requested by the Administrative Agent, to furnish to the Administrative Agent timely information for the purpose of determining each LIBO Rate. If any one or more of the Reference Lenders shall fail to furnish in a timely manner such information to the Administrative Agent for any such interest rate, the Administrative Agent shall determine such interest rate on the basis of the information furnished by the remaining Reference Lenders (provided, that, if all of the Reference Lenders other than the Administrative Agent fail to supply the relevant quotations, the interest rate will be fixed by reference only to the quotation obtained by the Administrative Agent in its capacity as a Reference Lender). If a Reference Lender ceases for any reason to be able and willing to act as such, the Administrative Agent shall, at the direction of the Required Lenders and after consultation with the Borrower and the Lenders, appoint a replacement for such Reference Lender reasonably acceptable to the Borrower, and such replaced Reference Lender shall cease to be a Reference Lender hereunder. The Administrative Agent shall furnish to the Borrower and to the Lenders each determination of the LIBO Rate made by reference to quotations of interest rates furnished by Reference Lenders.

(b)        If the Borrower shall fail to select the duration of any Interest Period for any LIBO Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.1, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Advances shall,

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on such last day, automatically be continued as a Advance with an Interest Period having a duration of one month.

SECTION 2.9. Optional Conversion of Revolving Credit Advances. The Borrower may on any Business Day, upon notice given to the Administrative Agent in substantially the form of Exhibit C not later than 11:00 A.M. (New York City time) on (x) in the case of LIBO Rate Advances denominated in a Committed Currency, the third Business Day prior to the date of the proposed Conversion or (y) in the case of LIBO Rate Advances denominated in Dollars, the second Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.8 and 3.1, Convert all Revolving Credit Advances denominated in Dollars of one Type comprising the same Borrowing into Revolving Credit Advances denominated in Dollars of the other Type; provided, however, that any Conversion of LIBO Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such LIBO Rate Advances, any Conversion of Base Rate Advances into LIBO Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.2(c) and no Conversion of any Revolving Credit Advances shall result in more separate Revolving Credit Borrowings than permitted under Section 2.2(c). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Dollar denominated Revolving Credit Advances to be Converted, and (iii) if such Conversion is into LIBO Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower.

SECTION 2.10. Prepayments of Advances. (a) Optional. The Borrower may, upon notice at least three Business Days prior to the date of such prepayment, in the case of LIBO Rate Advances denominated in a Committed Currency, at least two Business Days prior to the date of such prepayment, in the case of LIBO Rate Advances denominated in Dollars, and not later than 11:00 A.M. (New York City time) on the date of such prepayment, in the case of Base Rate Advances or Swing Line Advances, to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that each partial prepayment of LIBO Rate Advances shall be in an aggregate principal amount of not less than the Revolving Credit Borrowing Minimum or a Revolving Credit Borrowing Multiple in excess thereof and in the event of any such prepayment of a LIBO Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 3.4.

(b)        Mandatory. (i) If, on the last day of any calendar month, the Administrative Agent notifies the Borrower that, on any interest payment date, the sum of (A) the aggregate principal amount of all Advances denominated in Dollars plus the aggregate Available Amount of all Letters of Credit denominated in Dollars then outstanding plus (B) the Equivalent in Dollars (determined on the third Business Day prior to such interest payment date) of the aggregate principal amount of all Advances denominated in Committed Currencies plus the Available Amount of all Letters of Credit denominated in Committed Currencies then outstanding exceeds 105% of the aggregate Revolving Credit Commitments of the Lenders on such date, the Borrower shall, as soon as practicable and in any event within five Business Days after receipt of such notice, prepay the outstanding principal amount of any Advances owing by the Borrower in an aggregate amount sufficient to reduce such sum to an amount not to exceed 100% of the aggregate Revolving Credit Commitments of the Lenders on such date.

(ii)         Each prepayment made pursuant to this Section 2.10(b) shall be made together with any interest accrued to the date of such prepayment on the principal amounts prepaid and, in the case of any prepayment of a LIBO Rate Advance on a date other than the last day of an Interest Period or at its maturity, any additional amounts which the Borrower shall be obligated to reimburse to the Lenders in

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respect thereof pursuant to Section 3.4. The Administrative Agent shall give prompt notice of any prepayment required under this Section 2.10(b) to the Borrower and the Lenders.

SECTION 2.11. Payments and Computations. (a) The Borrower shall make each payment hereunder (except with respect to principal of, interest on, and other amounts relating to, Advances denominated in a Committed Currency), irrespective of any right of counterclaim or set-off, not later than 11:00 A.M. (New York City time) on the day when due in Dollars to the Administrative Agent at the applicable Administrative Agent’s Account in same day funds. The Borrower shall make each payment hereunder with respect to principal of, interest on, and other amounts relating to, Advances denominated in a Committed Currency, irrespective of any right of counterclaim or set-off, not later than 11:00 A.M. (at the Payment Office for such Committed Currency) on the day when due in such Committed Currency to the Administrative Agent, by deposit of such funds to the applicable Administrative Agent’s Account in same day funds. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest, fees or commissions ratably (other than amounts payable pursuant to Section 2.4(b)(ii), 3.3, 3.4, 3.5, 3.6 or 3.7) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender Party to such Lender Party for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon any Added Lender becoming a Lender hereunder as a result of a Commitment Increase pursuant to Section 2.14, and upon the Administrative Agent’s receipt of such Lender’s Added Lender Agreement and recording of the information contained therein in the Register, from and after the applicable Increase Date, the Administrative Agent shall make all payments hereunder and under any Notes issued in connection therewith in respect of the interest assumed thereby to the Added Lender. Upon its acceptance of a Lender Assignment Agreement and recording of the information contained therein in the Register pursuant to Section 11.11.3, from and after the effective date specified in such Lender Assignment Agreement, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Lender Assignment Agreement shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)        All computations of interest based on the Base Rate and of interest based on the LIBO Rate in respect of Advances denominated in Sterling shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the LIBO Rate in respect of Advances denominated in Dollars or Euros or the Federal Funds Rate and of fees and Letter of Credit commissions shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c)        Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day; provided, however, that, if such extension would cause payment of interest on or principal of LIBO Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day and provided, further, that any such adjustment to the payment date shall in each case be made in the computation of payment of interest, fee or commission, as the case may be.

(d)        Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lender Parties hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then

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due such Lender Party. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender Party shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender Party together with interest thereon, for each day from the date such amount is distributed to such Lender Party until the date such Lender Party repays such amount to the Administrative Agent, at (i) the Federal Funds Rate in the case of Advances denominated in Dollars or (ii) the cost of funds incurred by the Administrative Agent in respect of such amount in the case of Advances denominated in Committed Currencies.

(e)        To the extent that the Administrative Agent receives funds for application to the amounts owing by the Borrower under or in respect of this Agreement or any Note in currencies other than the currency or currencies required to enable the Administrative Agent to distribute funds to the Lender Parties in accordance with the terms of this Section 2.11, the Administrative Agent, to the extent permitted by applicable law, shall be entitled to convert or exchange such funds into Dollars or into a Committed Currency or from Dollars to a Committed Currency or from a Committed Currency to Dollars, as the case may be, to the extent necessary to enable the Administrative Agent to distribute such funds in accordance with the terms of this Section 2.11; provided that the Borrower and each of the Lender Parties hereby agree that the Administrative Agent shall not be liable or responsible for any loss, cost or expense suffered by the Borrower or such Lender Party as a result of any conversion or exchange of currencies affected pursuant to this Section 2.11(e) or as a result of the failure of the Administrative Agent to effect any such conversion or exchange; and provided further that the Borrower agrees, to the extent permitted by applicable law, to indemnify the Administrative Agent and each Lender Party, and hold the Administrative Agent and each Lender Party harmless, for any and all losses, costs and expenses incurred by the Administrative Agent or any Lender Party for any conversion or exchange of currencies (or the failure to convert or exchange any currencies) in accordance with this Section 2.11(e).

SECTION 2.12. Sharing of Payments, Etc If any Lender Party shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than (x) as payment of an Advance made by an Issuing Bank pursuant to the first sentence of Section 2.3(c), (y) as a payment of a Swing Line Advance made by the Swing Line Bank that has not been participated to the other Lender Parties pursuant to Section 2.2(b) or (z) pursuant to Section 3.3, 3.4, 3.5, 3.6 or 3.7) in excess of its Ratable Share of payments on account of the Revolving Credit Advances obtained by all the Lender Parties, such Lender Party shall forthwith purchase from the other Lender Parties such participations in the Revolving Credit Advances owing to them as shall be necessary to cause such purchasing Lender Party to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender Party, such purchase from each Lender Party shall be rescinded and such Lender Party shall repay to the purchasing Lender Party the purchase price to the extent of such recovery together with an amount equal to such Lender Party’s ratable share (according to the proportion of (i) the amount of such Lender Party’s required repayment to (ii) the total amount so recovered from the purchasing Lender Party) of any interest or other amount paid or payable by the purchasing Lender Party in respect of the total amount so recovered. The Borrower agrees that any Lender Party so purchasing a participation from another Lender Party pursuant to this Section 2.12 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender Party were the direct creditor of the Borrower in the amount of such participation.

SECTION 2.13. Evidence of Debt. (a) Each Lender Party shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender Party resulting from each Advance owing to such Lender Party from time to time, including the amounts of principal and interest payable and paid to such Lender Party from time to time hereunder in respect of Advances. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a Note is required or appropriate in order for such

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Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a Note payable to the order of such Lender in a principal amount up to the Revolving Credit Commitment of such Lender.

(b)        The Register maintained by the Administrative Agent pursuant to Section 11.11.3 shall include a control account, and a subsidiary account for each Lender Party, in which accounts (taken together) shall be recorded (i) the date, currency and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Added Lender Agreement and each Lender Assignment Agreement delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender Party hereunder and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender Party’s share thereof.

(c)        Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender Party in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender Party and, in the case of such account or accounts, such Lender Party, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender Party to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

SECTION 2.14. Increase in Combined Commitments(a)  The Borrower shall have the right up to six months prior to the final Termination Date, without the consent of the Lenders, by notice to the Administrative Agent, to effectuate from time to time an increase in the combined Revolving Credit Commitments under this Agreement by adding to this Agreement one or more commercial banks or financial institutions (who shall, upon completion of the requirements of this Section 2.14 constitute “Lenders” hereunder) (an “Added Lender”), or by allowing one or more Lenders in their sole discretion to increase their respective Revolving Credit Commitments hereunder (each an “Increasing Lender”), so that such added and increased Revolving Credit Commitments shall equal the increase in the Commitment Amount effectuated pursuant to this Section 2.14; provided that (i) no added Revolving Credit Commitment shall be less than $10,000,000, (ii) no increase in or added Revolving Credit Commitments pursuant to this Section 2.14 shall result in combined Revolving Credit Commitments exceeding $1,500,000,000, and (iii) no Lender’s Revolving Credit Commitment shall be increased under this Section 2.14 without the consent of such Lender. The Borrower shall deliver to the Administrative Agent on or before the effective date of any increase in the Commitment Amount each of the following items with respect to each Added Lender and Increasing Lender:

(i) a written notice of the Borrower’s intention to increase the combined Revolving Credit Commitments pursuant to this Section 2.14, which shall specify each new Lender, if any, the changes in amounts of Revolving Credit Commitments that will result, and such other information as is reasonably requested by the Administrative Agent;

(ii)         documents in the form of Exhibit F or Exhibit G, as applicable, executed and delivered by each new Lender and each Lender agreeing to increase its Revolving Credit Commitment, pursuant to which it becomes a party hereto or increases its Revolving Credit Commitment, as the case may be; and

(iii)        if requested by the applicable Lender, Notes or replacement Notes, as the case may be, executed and delivered by the Borrower.

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(b)        Upon receipt of any notice referred to in clause (a)(i) above, the Administrative Agent shall promptly notify each Lender thereof. Upon execution and delivery of such documents (the “Increased Commitment Date”), such new Lender shall constitute a “Lender” hereunder with a Revolving Credit Commitment as specified therein, or such Lender’s Revolving Credit Commitment shall increase as specified therein, as the case may be. Immediately upon the effectiveness of the addition of such Added Lender or the increase in the Revolving Credit Commitment of such Increasing Lender under this Section 2.14 (i) the respective Ratable Shares of the Lenders shall be deemed modified as appropriate to correspond to such changed combined Revolving Credit Commitments, and (ii) if there are at such time outstanding any Advances, each Lender whose Ratable Share has been decreased as a result of the increase in the combined Revolving Credit Commitments shall be deemed to have assigned, without recourse, to each Added Lender and Increasing Lender such portion of such Lender’s Revolving Credit Advances as shall be necessary to effectuate such adjustment in Ratable Shares. Each Increasing Lender and Added Lender (A) shall be deemed to have assumed such portion of such Revolving Credit Advances and (B) shall fund to each other Lender on the Increased Commitment Date the amount of Revolving Credit Advances assigned by it to such Lender.

SECTION 2.15. Extension of Termination Date. (a) At least 45 days but not more than 60 days prior to the first and/or second anniversaries of the Closing Date, the Borrower, by written notice to the Administrative Agent, may request an extension of the Termination Date in effect at such time by one year from its then scheduled expiration. The Administrative Agent shall promptly notify each Lender Party of such request, and each Lender Party shall in turn, in its sole discretion, not later than 30 days prior to the applicable anniversary date, notify the Borrower and the Administrative Agent in writing as to whether such Lender Party will consent to such extension. If any Lender Party shall fail to notify the Administrative Agent and the Borrower in writing of its consent to any such request for extension of the Termination Date at least 30 days prior to such anniversary date, such Lender Party shall be deemed to be a Non-Consenting Lender with respect to such request. The Administrative Agent shall notify the Borrower not later than 25 days prior to the applicable anniversary date of the decision of the Lender Parties regarding the Borrower’s request for an extension of the Termination Date.

(b)        If all the Lender Parties consent in writing to any such request in accordance with subsection (a) of this Section 2.15, the Termination Date in effect at such time shall, effective as at the Termination Date (the “Extension Date”), be extended for one year. If less than all of the Lender Parties consent in writing to any such request in accordance with subsection (a) of this Section 2.15, the Termination Date in effect at such time shall, effective as at the applicable Extension Date and subject to subsection (d) of this Section 2.15, be extended as to those Lender Parties that so consented (each a “Consenting Lender”) but shall not be extended as to any other Lender Party (each a “Non-Consenting Lender”). To the extent that the Termination Date is not extended as to any Lender Party pursuant to this Section 2.15 and the Commitment(s) of such Lender Party are not assumed in accordance with subsection (c) of this Section 2.15 on or prior to the applicable Extension Date, the Commitment(s) of such Non-Consenting Lender shall automatically terminate in whole on such unextended Termination Date without any further notice or other action by the Borrower, such Lender Party or any other Person; provided that such Non-Consenting Lender’s rights under Sections 3.3, 3.4, 3.5, 3.6 and 3.7, and its obligations under Section 10.2, shall survive the Termination Date for such Lender Party as to matters occurring prior to such date. It is understood and agreed that no Lender Party shall have any obligation whatsoever to agree to any request made by the Borrower for any requested extension of the Termination Date.

(c)        If less than all of the Lender Parties consent to any such request pursuant to subsection (a) of this Section 2.15, the Borrower may arrange for one or more Consenting Lenders or other Person eligible to be an assignee of a Lender pursuant to Section 11.11.1 (an “Eligible Assignee”) to assume, effective as of the Extension Date, any Non-Consenting Lender’s Commitment(s) and all of the

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obligations of such Non-Consenting Lender under this Agreement thereafter arising, without recourse to or warranty by, or expense to, such Non-Consenting Lender; provided, however, that the amount of the Revolving Credit Commitment of any such Eligible Assignee as a result of such substitution shall in no event be less than $25,000,000 unless the amount of the Revolving Credit Commitment of such Non-Consenting Lender is less than $25,000,000, in which case such Eligible Assignee shall assume all of such lesser amount; and provided further that:

(i)         any such Consenting Lender or Eligible Assignee shall have paid to such Non-Consenting Lender (A) the aggregate principal amount of, and any interest accrued and unpaid to the effective date of the assignment on, the outstanding Advances, if any, of such Non-Consenting Lender plus (B) any accrued but unpaid facility fees owing to such Non-Consenting Lender as of the effective date of such assignment;

(ii)         all additional costs reimbursements, expense reimbursements and indemnities payable to such Non-Consenting Lender, and all other accrued and unpaid amounts owing to such Non-Consenting Lender hereunder, as of the effective date of such assignment shall have been paid to such Non-Consenting Lender; and

(iii)        with respect to any such Eligible Assignee, the applicable processing and recordation fee required under Section 11.11.1 for such assignment shall have been paid;

provided further that such Non-Consenting Lender’s rights under Sections 3.3, 3.4, 3.5, 3.6 and 3.7, and its obligations under Section 10.2, shall survive such substitution as to matters occurring prior to the date of substitution. At least three Business Days prior to any Extension Date, (A) each such Eligible Assignee, if any, shall have delivered to the Borrower and the Administrative Agent a Lender Assignment Agreement, duly executed by such Eligible Assignee, such Non-Consenting Lender, the Borrower and the Administrative Agent, (B) any such Consenting Lender shall have delivered confirmation in writing satisfactory to the Borrower and the Administrative Agent as to the increase in the amount of its Commitment and (C) each Non-Consenting Lender being replaced pursuant to this Section 2.15 shall have delivered to the Administrative Agent any Note or Notes held by such Non-Consenting Lender. Upon the payment or prepayment of all amounts referred to in clauses (i), (ii) and (iii) of the immediately preceding sentence, each such Consenting Lender or Eligible Assignee, as of the Extension Date, will be substituted for such Non-Consenting Lender under this Agreement and shall be a Lender for all purposes of this Agreement, without any further acknowledgment by or the consent of the other Lenders, and the obligations of each such Non-Consenting Lender hereunder shall, by the provisions hereof, be released and discharged.

(d)        If (after giving effect to any assignments or assumptions pursuant to subsection (c) of this Section 2.15) Lenders having Revolving Credit Commitments equal to at least 50% of the Revolving Credit Commitments in effect immediately prior to the Extension Date consent in writing to a requested extension not later than one Business Day prior to such Extension Date, the Administrative Agent shall so notify the Borrower, and the Termination Date then in effect shall be extended for the additional one-year period as described in subsection (a) of this Section 2.15, and all references in this Agreement, and in the Notes, if any, to the “Termination Date” shall, with respect to each Consenting Lender and each Eligible Assignee for such Extension Date, refer to the Termination Date as so extended. Promptly following each Extension Date, the Administrative Agent shall notify the Lender Parties (including, without limitation, each Eligible Assignee) of the extension of the scheduled Termination Date in effect immediately prior thereto and shall thereupon record in the Register the relevant information with respect to each such Consenting Lender and each such Eligible Assignee.

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ARTICLE III

CERTAIN LIBO RATE AND OTHER PROVISIONS

SECTION 3.1. LIBO Rate Lending Unlawful. If the introduction of or any change in or in the interpretation of any law makes it unlawful, or any central bank or other governmental authority having jurisdiction over such Lender asserts that it is unlawful, for such Lender to make, continue or maintain any Advance bearing interest at a rate based on the LIBO Rate, the obligations of such Lender to make, continue or maintain any Advances bearing interest at a rate based on the LIBO Rate shall, upon notice thereof to the Borrower, the Administrative Agent and each other Lender, forthwith be suspended until the circumstances causing such suspension no longer exist, provided that such Lender’s obligation to make, continue and maintain Advances hereunder shall be automatically converted into an obligation to make, continue and maintain Advances bearing interest at a rate to be negotiated between such Lender and the Borrower that is the equivalent of the sum of the LIBO Rate for the relevant Interest Period plus the Applicable Margin or, if such negotiated rate is not agreed upon by the Borrower and such Lender within fifteen Business Days, a rate equal to the Federal Funds Rate from time to time in effect plus the Applicable Margin.

SECTION 3.2. Deposits Unavailable. If the Administrative Agent shall have determined that:

(a)  deposits in the relevant amount, in the relevant currency and for the relevant Interest Period are not available to the Reference Lenders in their relevant market; or

(b)  by reason of circumstances affecting the Reference Lenders’ relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBO Rate Advances,

then the Administrative Agent shall give notice of such determination (hereinafter called a “Determination Notice”) to the Borrower and each of the Lenders. The Borrower, the Lenders and the Administrative Agent shall then negotiate in good faith in order to agree upon a mutually satisfactory interest rate and interest period (or interest periods) to be substituted for those which would otherwise have applied under this Agreement. If the Borrower, the Lenders and the Administrative Agent are unable to agree upon an interest rate (or rates) and interest period (or interest periods) prior to the date occurring fifteen Business Days after the giving of such Determination Notice, the interest rate to take effect at the end of the Interest Period current at the date of the Determination Notice shall be equal to the sum of the Applicable Margin plus the Federal Funds Rate in effect from time to time.

SECTION 3.3. Increased Costs, etc. If a change in any applicable treaty, law, regulation or regulatory requirement or in the interpretation thereof or in its application to the Borrower, or if compliance by any Lender Party with any applicable direction, request, requirement or guideline (whether or not having the force of law) of any governmental or other authority including, without limitation, any agency of the European Union or similar monetary or multinational authority insofar as it may be changed or imposed after the date hereof, shall:

(a)  subject any Lender Party to any taxes, levies, duties, charges, fees, deductions or withholdings of any nature with respect to its commitment to lend or to issue or participate in Letters of Credit and other commitments of such type or the issuance or maintenance of participations in Letters or Credit (or similar contingent obligations) or any part thereof imposed, levied, collected, withheld or assessed by any jurisdiction or any political subdivision or taxing authority thereof (other than taxation on overall net income and, to the extent such taxes are described in Section 3.6, withholding taxes); or

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(b)  change the basis of taxation to any Lender Party (other than a change in taxation on the overall net income of such Lender Party) of payments of principal or interest or any other payment due or to become due pursuant to this Agreement; or

(c)  impose, modify or deem applicable any reserve or capital adequacy requirements (other than the reserve costs described in Section 3.7) or other banking or monetary controls or requirements which affect the manner in which a Lender Party shall allocate its capital resources to its obligations hereunder or require the making of any special deposits against or in respect of any assets or liabilities of, deposits with or for the account of, or loans by, any Lender Party (provided that such Lender Party shall, unless prohibited by law, allocate its capital resources to its obligations hereunder in a manner which is consistent with its present treatment of the allocation of its capital resources); or

(d)  impose on any Lender Party any other condition affecting its commitment to lend or to issue or participate in Letters of Credit hereunder,

and the result of any of the foregoing is either (i) to increase the cost to such Lender Party of making Advances or of issuing or participating in Letters of Credit or maintaining its Commitment or any part thereof, (ii) to reduce the amount of any payment received by such Lender Party or its effective return hereunder or on its capital or (iii) to cause such Lender Party to make any payment or to forego any return based on any amount received or receivable by such Lender Party hereunder, then and in any such case if such increase or reduction in the opinion of such Lender Party materially affects the interests of such Lender Party, (A) the Lender Party concerned shall (through the Administrative Agent) notify the Borrower of the occurrence of such event and use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Lending Office if the making of such a designation would avoid the effects of such law, regulation or regulatory requirement or any change therein or in the interpretation thereof and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party and (B) the Borrower shall forthwith upon demand pay to the Administrative Agent for the account of such Lender Party such amount as is necessary to compensate such Lender Party for such additional cost or such reduction and ancillary expenses, including taxes, incurred as a result of such adjustment. Such notice shall (i) describe in reasonable detail the event leading to such additional cost, together with the approximate date of the effectiveness thereof, (ii) set forth the amount of such additional cost, (iii) describe the manner in which such amount has been calculated, (iv) certify that the method used to calculate such amount is the Lender Party’s standard method of calculating such amount, (v) certify that such request is consistent with its treatment of other borrowers that are subject to similar provisions, and (vi) certify that, to the best of its knowledge, such change in circumstance is of general application to the commercial banking industry in such Lender Party’s jurisdiction of organization or in the relevant jurisdiction in which such Lender Party does business. Failure or delay on the part of any Lender Party to demand compensation pursuant to this Section shall not constitute a waiver of such Lender Party’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender Party pursuant to this Section for any increased costs or reductions incurred more than three months prior to the date that such Lender Party notifies the Borrower of the circumstance giving rise to such increased costs or reductions and of such Lender Party’s intention to claim compensation therefor; provided further that, if the circumstance giving rise to such increased costs or reductions is retroactive, then the three-month period referred to above shall be extended to include the period of retroactive effect thereof, but not more than six months prior to the date that such Lender Party notifies the Borrower of the circumstance giving rise to such cost or reductions and of such Lender Party’s intention to claim compensation therefor.

SECTION 3.4. Funding Losses. In the event any Lender shall incur any loss or expense by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make,

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continue or maintain any portion of the principal amount of any Advance as a LIBO Rate Advance as a result of:

(a)  any conversion or repayment or prepayment of the principal amount of any LIBO Rate Advances on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 3.1 or otherwise; or

(b)  any LIBO Rate Advances not being made in accordance with the Notice of Revolving Credit Borrowing therefor due to the fault of the Borrower or as a result of any of the conditions precedent set forth in Article IV not being satisfied, then, upon the written notice of such Lender to the Borrower (with a copy to the Administrative Agent), the Borrower shall, within five Business Days of its receipt thereof, pay directly to such Lender such amount as will reimburse such Lender for such loss or expense. Such written notice shall include calculations in reasonable detail setting forth the loss or expense to such Lender.

SECTION 3.5. Increased Capital Costs. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority increases the amount of capital required to be maintained by any Lender Party or any Person controlling such Lender Party, and the rate of return on its or such controlling Person’s capital as a consequence of its Commitments or the Advances made by such Lender Party is reduced to a level below that which such Lender Party or such controlling Person would have achieved but for the occurrence of any such change in circumstance, then, in any such case upon notice from time to time by such Lender Party to the Borrower, the Borrower shall immediately pay directly to such Lender Party additional amounts sufficient to compensate such Lender Party or such controlling Person for such reduction in rate of return. Any such notice shall (i) describe in reasonable detail the capital adequacy requirements which have been imposed, together with the approximate date of the effectiveness thereof, (ii) set forth the amount of such lowered return, (iii) describe the manner in which such amount has been calculated, (iv) certify that the method used to calculate such amount is such Lender Party’s standard method of calculating such amount, (v) certify that such request for such additional amounts is consistent with its treatment of other borrowers that are subject to similar provisions and (vi) certify that, to the best of its knowledge, such change in circumstances is of general application to the commercial banking industry in the jurisdictions in which such Lender Party does business. In determining such amount, such Lender Party may use any method of averaging and attribution that it shall, subject to the foregoing sentence, deem applicable. Each Lender Party agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Lending Office if the making of such a designation would avoid such reduction in such rate of return and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party. Failure or delay on the part of any Lender Party to demand compensation pursuant to this Section shall not constitute a waiver of such Lender Party’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender Party pursuant to this Section for any increased costs or reductions incurred more than three months prior to the date that such Lender Party notifies the Borrower of the circumstance giving rise to such reductions and of such Lender Party’s intention to claim compensation therefor; provided further that, if the circumstance giving rise to such reductions is retroactive, then the three-month period referred to above shall be extended to include the period of retroactive effect thereof, but not more than six months prior to the date that such Lender Party notifies the Borrower of the circumstance giving rise to such reductions and of such Lender Party’s intention to claim compensation therefor.

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SECTION 3.6. Taxes. All payments by the Borrower of principal of, and interest on, the Advances and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by any Lender Party’s net income or receipts of such Lender Party and franchise taxes imposed in lieu of net income taxes or receipts, by the jurisdiction under the laws of which such Lender Party is organized or any political subdivision thereof or the jurisdiction of such Lender Party’s Lending Office or any political subdivision thereof or any other jurisdiction unless such net income taxes are imposed solely as a result of the Borrower’s activities in such other jurisdiction (such non-excluded items being called “Taxes”). In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower will:

(a)  pay directly to the relevant authority the full amount required to be so withheld or deducted;

(b)  promptly forward to the Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such authority; and

(c)  pay to the Administrative Agent for the account of the Lender Parties such additional amount or amounts as is necessary to ensure that the net amount actually received by each Lender Party will equal the full amount such Lender Party would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Administrative Agent or any Lender Party with respect to any payment received by the Administrative Agent or such Lender Party hereunder, the Administrative Agent or such Lender Party may pay such Taxes and the Borrower will promptly pay such additional amounts (including any penalties, interest or expenses) as is necessary in order that the net amount received by such person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such person would have received had not such Taxes been asserted.

Any Lender Party claiming any additional amounts payable pursuant to this Section agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party.

If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent, for the account of the respective Lender Parties, the required receipts or other required documentary evidence, the Borrower shall indemnify the Lender Parties for any incremental withholding Taxes, interest or penalties that may become payable by any Lender Party as a result of any such failure (so long as such amount did not become payable as a result of the failure of such Lender Party to provide timely notice to the Borrower of the assertion of a liability related to the payment of Taxes). For purposes of this Section 3.6, a distribution hereunder by the Administrative Agent or any Lender Party to or for the account of any Lender Party shall be deemed a payment by the Borrower.

If any Lender Party is entitled to any refund, credit, deduction or other reduction in tax by reason of any payment made by the Borrower in respect of any tax under this Section 3.6 or by reason of any payment made by the Borrower pursuant to Section 3.3, such Lender Party shall use reasonable efforts to obtain such refund, credit, deduction or other reduction and, promptly after receipt thereof, will pay to the

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Borrower such amount (plus any interest received by such Lender Party in connection with such refund, credit, deduction or reduction) as is equal to the net after-tax value to such Lender Party of such part of such refund, credit, deduction or reduction as such Lender Party reasonably determines is allocable to such tax or such payment (less out-of-pocket expenses incurred by such Lender Party), provided that no Lender Party shall be obligated to disclose to the Borrower any information regarding its tax affairs or tax computations.

Each Lender Party (and each Participant) that is organized under the laws of a jurisdiction other than the United States agrees with the Borrower and the Administrative Agent that it will (a) provide to the Administrative Agent and the Borrower an appropriately executed copy of Internal Revenue Service Form W-8ECI certifying that any payments made to or for the benefit of such Lender Party or such Participant are effectively connected with a trade or business in the United States (or, alternatively, Internal Revenue Service Form W-8BEN, but only if the applicable treaty described in such form provides for a complete exemption from U.S. federal income tax withholding), or any successor form, on or prior to the date hereof (or, in the case of any assignee Lender Party or Participant, on or prior to the date of the relevant assignment or participation), and (b) notify the Administrative Agent and the Borrower if the certifications made on any form provided pursuant to this paragraph are no longer accurate and true in all material respects. For any period with respect to which a Lender Party (or Participant) has failed to provide the Borrower with the foregoing forms (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided or if such form otherwise is not required hereunder) such Lender Party (or Participant) shall not be entitled to the benefits of this Section 3.6 with respect to Taxes imposed by reason of such failure.

SECTION 3.7. Reserve Costs. Without in any way limiting the Borrower’s obligations under Section 3.3, the Borrower shall pay to each Lender on the last day of each Interest Period of each LIBO Rate Advance, so long as the relevant Lending Office of such Lender is required to maintain reserves against “Eurocurrency liabilities” under Regulation D of the F.R.S. Board, upon notice from such Lender, an additional amount equal to the product of the following for each LIBO Rate Advance for each day during such Interest Period:

(i)         the principal amount of such LIBO Rate Advance outstanding on such day; and

(ii)         the remainder of (x) a fraction the numerator of which is the rate (expressed as a decimal) at which interest accrues on such LIBO Rate Advance for such Interest Period as provided in this Agreement (less the Applicable Margin and the Applicable Percentage) and the denominator of which is one minus any increase after the Effective Date in the effective rate (expressed as a decimal) at which such reserve requirements are imposed on such Lender minus (y) such numerator; and

(iii)	1/360.

Such notice shall (i) describe in reasonable detail the reserve requirement that has been imposed, together with the approximate date of the effectiveness thereof, (ii) set forth the applicable reserve percentage, (iii) certify that such request is consistent with such Lender’s treatment of other borrowers that are subject to similar provisions and (iv) certify that, to the best of its knowledge, such requirements are of general application in the commercial banking industry in the United States.

Each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to avoid the requirement of maintaining such reserves (including by designating a different

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Lending Office) if such efforts would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

SECTION 3.8. Replacement Lenders, etc. If the Borrower shall be required to make any payment to any Lender pursuant to Section 3.3, 3.4, 3.5, 3.6 or 3.7, the Borrower shall be entitled at any time (so long as no Default and no Prepayment Event shall have occurred and be continuing) within 180 days after receipt of notice from such Lender Party of such required payment to (a) terminate such Lender Party’s Revolving Credit Commitment (whereupon the Ratable Shares of each other Lender Party shall automatically be adjusted to an amount equal to each such Lender Party’s ratable share of the remaining Revolving Credit Commitments), and such Lender Party’s right to receive any facility fee accruing after such termination, (b) prepay the affected portion of such Lender Party’s Advances in full, together with accrued interest thereon through the date of such prepayment (provided that the Borrower shall not prepay any such Lender Party pursuant to this clause (b) without replacing such Lender Party pursuant to the following clause (c) until a 30-day period shall have elapsed during which the Borrower and the Agents shall have attempted in good faith to replace such Lender Party), and/or (c) replace such Lender Party with another financial institution reasonably acceptable to the Agents, provided that (i) each such assignment shall be either an assignment of all of the rights and obligations of the assigning Lender Party under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender Party under this Agreement and (ii) no Lender Party shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to this Section unless and until such Lender Party shall have received one or more payments from either the Borrower or one or more Assignee Lender Parties in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender Party, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender Party under this Agreement. Each Lender Party represents and warrants to the Borrower that, as of the date of this Agreement (or, with respect to any Lender Party not a party hereto on the date hereof, on the date that such Lender Party becomes a party hereto), there is no existing treaty, law, regulation, regulatory requirement, interpretation, directive, guideline, decision or request pursuant to which such Lender Party would be entitled to request any payments under any of Sections 4.3, 4.4, 4.5, 4.6 and 4.7 to or for account of such Lender Party.

SECTION 3.9. Setoff. Upon the occurrence and during continuance of an Event of Default or Prepayment Event, each Lender Party shall have, to the extent permitted by applicable law, the right to appropriate and apply to the payment of the Obligations owing to it any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter maintained with such Lender Party; provided that any such appropriation and application shall be subject to the provisions of Section 2.12. Each Lender Party agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender Party; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender Party under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Lender Party may have.

SECTION 3.10. Use of Proceeds. The Borrower shall apply the proceeds of each Borrowing in accordance with the third recital; without limiting the foregoing, no proceeds of any Advance will be used to acquire any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934 or any “margin stock”, as defined in F.R.S. Board Regulation U.

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ARTICLE IV

CONDITIONS TO BORROWING

SECTION 4.1. Effectiveness. The obligations of the Lender Parties to fund any Borrowing or to issue any Letter of Credit shall be effective on and as of the first date (the “Closing Date”) on which each of the conditions precedent set forth in this Section 4.1 shall have been satisfied.

(a)	Resolutions, etc. The Administrative Agent shall have received from the Borrower:

(i)         a certificate, dated the Closing Date, of its Secretary or Assistant Secretary as to the incumbency and signatures of those of its officers authorized to act with respect to this Agreement and each other Loan Document and as to the truth and completeness of the attached:

(x) resolutions of its Board of Directors then in full force and effect authorizing the execution, delivery and performance of this Agreement and each other Loan Document, and

(y) Organic Documents of the Borrower,

and upon which certificate each Lender Party may conclusively rely until it shall have received a further certificate of the Secretary of the Borrower canceling or amending such prior certificate; and

(ii)         a Certificate of Good Standing issued by the relevant Liberian authorities in respect of the Borrower.

(b)        Delivery of Notes. The Administrative Agent shall have received, for the account of the respective Lenders, the Notes requested by Lenders pursuant to Section 2.13 at least five Business Days prior to the Closing Date, duly executed and delivered by the Borrower.

(c)        Opinions of Counsel. The Administrative Agent shall have received opinions, dated the Closing Date and addressed to the Agents and each Lender Party, from:

(i)         Bradley H. Stein, Esq., counsel to the Borrower, substantially in the form of Exhibit D-1 hereto;

(ii)         Watson, Farley & Williams (New York) LLP, counsel to the Borrower, as to Liberian Law and New York Law, substantially in the form of Exhibit D-2 hereto;

(iii)        Shearman & Sterling LLP, counsel to the Administrative Agent, substantially in the form of Exhibit H hereto.

(d)        Closing Fees, Expenses, etc. The Administrative Agent shall have received for its own account, or for the account of each Lender Party, as the case may be, all fees that the Borrower shall have agreed in writing to pay to the Administrative Agent (whether for its own account or for account of any of the Lender Parties) and all invoiced expenses of the Administrative Agent (including the agreed fees and expenses of counsel to the Administrative Agent) on or prior to the Closing Date.

SECTION 4.2. All Borrowings and Issuances. The obligation of each Lender to fund any Advance on the occasion of any Borrowing (including the initial Borrowing) (other than (x) a Swing Line Advance made by a Lender pursuant to Section 2.02(b) or (y) an Advance made by any Issuing Bank or

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any Lender pursuant to Section 2.03(c)) and the obligation of any Issuing Bank to issue a Letter of Credit shall be subject to the satisfaction of each of the conditions precedent set forth in this Section 4.2.

(a)        Compliance with Warranties, No Default, etc. Both before and after giving effect to any Borrowing or Issuance the following statements shall be true and correct:

(i)         the representations and warranties set forth in Article V (excluding, however, those contained in Sections 5.9, 5.10 and 5.12) shall be true and correct in all material respects except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct, with the same effect as if then made; and

(ii)         no Default and no Prepayment Event and no event which (with notice or lapse of time or both) would become a Prepayment Event shall have then occurred and be continuing.

(b)        Request. The Administrative Agent shall have received a Notice of Revolving Credit Borrowing, Notice of Swing Line Borrowing or a Notice of Issuance, as applicable. Each of the delivery of a Revolving Credit Borrowing, Notice of Swing Line Borrowing or a Notice of Issuance, as applicable, and the acceptance by the Borrower of the proceeds of such Borrowing or Issuance shall constitute a representation and warranty by the Borrower that on the date of such Borrowing or Issuance (both immediately before and after giving effect to such Borrowing or Issuance and the application of the proceeds thereof) the statements made in Section 4.2(a) are true and correct.

SECTION 4.3. Determinations Under Section 4.1. For purposes of determining compliance with the conditions specified in Section 4.1, each Lender Party shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender Parties unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender Party prior to the date that the Borrower, by notice to the Lender Parties, designates as the proposed Closing Date, specifying its objection thereto. The Administrative Agent shall promptly notify the Lender Parties of the occurrence of the Closing Date.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

To induce the Lender Parties and the Administrative Agent to enter into this Agreement, to make Advances and to issue Letters of Credit hereunder, the Borrower represents and warrants to the Administrative Agent and each Lender Party as set forth in this Article V as of the Closing Date and, except with respect to the representations and warranties in Sections 5.9, 5.10 and 5.12, as of the date of each Borrowing and Issuance after the Closing Date.

SECTION 5.1. Organization, etc. The Borrower and each of the Principal Subsidiaries is a corporation validly organized and existing and in good standing under the laws of its jurisdiction of incorporation; the Borrower is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect; and the Borrower has full power and authority, has taken all corporate action and holds all governmental and creditors’ licenses, permits, consents and other approvals necessary to enter into each Loan Document and to perform the Obligations.

SECTION 5.2. Due Authorization, Non-Contravention, etc. The execution, delivery and performance by the Borrower of this Agreement and each other Loan Document, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not:

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(a)	contravene the Borrower’s Organic Documents;

(b)        contravene any law or governmental regulation of any Applicable Jurisdiction except as would not reasonably be expected to result in a Material Adverse Effect;

(c)        contravene any court decree or order binding on the Borrower or any of its property except as would not reasonably be expected to result in a Material Adverse Effect;

(d)        contravene any contractual restriction binding on the Borrower or any of its property except as would not reasonably be expected to result in a Material Adverse Effect; or

(e)        result in, or require the creation or imposition of, any Lien on any of the Borrower’s properties except as would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.3. Government Approval, Regulation, etc. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required for the due execution, delivery or performance by the Borrower of this Agreement or any other Loan Document (except for authorizations or approvals not required to be obtained on or prior to the Closing Date that have been obtained or actions not required to be taken on or prior to the Closing Date that have been taken). Each of the Borrower and each Principal Subsidiary holds all governmental licenses, permits and other approvals required to conduct its business as conducted by it on the Closing Date, except to the extent the failure to hold any such licenses, permits or other approvals would not have a Material Adverse Effect.

SECTION 5.4. Compliance with Environmental Laws. The Borrower and each Principal Subsidiary is in compliance with all applicable Environmental Laws, except to the extent that the failure to so comply would not have a Material Adverse Effect.

SECTION 5.5. Validity, etc. This Agreement constitutes, and the Notes will, on the due execution and delivery thereof, constitute, the legal, valid and binding obligations of the Borrower enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

SECTION 5.6. Financial Information. The consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2006, and the related consolidated statements of operations and cash flows of the Borrower and its Subsidiaries, copies of which have been furnished to the Administrative Agent and each Lender Party, have been prepared in accordance with GAAP, and present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at December 31, 2006 and the results of their operations for the Fiscal Year then ended. Since December 31, 2006 there has been no material adverse change in the business, operations or financial condition of the Borrower and its Subsidiaries taken as a whole.

SECTION 5.7. No Default, Event of Default or Prepayment Event. No Default, Event of Default or Prepayment Event has occurred and is continuing.

SECTION 5.8. Litigation. There is no action, suit, litigation, investigation or proceeding pending or, to the knowledge of the Borrower, threatened against the Borrower or any Principal Subsidiary, that (i) except as set forth in filings made by the Borrower with the Securities and Exchange Commission in the Borrower’s reasonable opinion might reasonably be expected to materially adversely affect the business,

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operations or financial condition of the Borrower and its Subsidiaries (taken as a whole) (collectively, “Material Litigation”) or (ii) purports to affect the legality, validity or enforceability of the Loan Documents or the consummation of the transactions contemplated hereby.

SECTION 5.9. Vessels. Each Vessel is

(a)	legally and beneficially owned by the Borrower or a Principal Subsidiary,

(b)        registered in the name of the Borrower or such Principal Subsidiary under the flag identified in Item 5.9(b) of the Disclosure Schedule,

(c)	classed as required by Section 6.1.4(b),
(d)	free of all recorded Liens, other than Liens permitted by Section 6.2.3,
(e)	insured against loss or damage in compliance with Section 6.1.5, and

(f)         except for Island Star, chartered exclusively to or operated exclusively by the Borrower or one of the Borrower’s wholly-owned Subsidiaries, except as otherwise permitted pursuant to Section 6.1.4.

SECTION 5.10. Subsidiaries. The Borrower has no Subsidiaries on the Closing Date, except those Subsidiaries which are identified in Item 5.10 of the Disclosure Schedule. All Existing Principal Subsidiaries are designated with an asterisk in Item 5.10 of the Disclosure Schedule. All Existing Principal Subsidiaries are direct or indirect wholly-owned Subsidiaries of the Borrower, except to the extent any such Existing Principal Subsidiary or an interest therein has been sold in accordance with clause (b) of Section 6.2.7 or such Existing Principal Subsidiary no longer owns a Vessel.

SECTION 5.11. Obligations rank pari passu. The Obligations rank at least pari passu in right of payment and in all other respects with all other unsecured unsubordinated Indebtedness of the Borrower.

SECTION 5.12. Withholding, etc. As of the Closing Date, no payment to be made by the Borrower under any Loan Document is subject to any withholding or like tax imposed by any Applicable Jurisdiction.

SECTION 5.13. No Filing, etc. Required. No filing, recording or registration and no payment of any stamp, registration or similar tax is necessary under the laws of any Applicable Jurisdiction to ensure the legality, validity, enforceability, priority or admissibility in evidence of this Agreement or the other Loan Documents (except for filings, recordings, registrations or payments not required to be made on or prior to the Closing Date that have been made).

SECTION 5.14. No Immunity. The Borrower is subject to civil and commercial law with respect to the Obligations. Neither the Borrower nor any of its properties or revenues is entitled to any right of immunity in any Applicable Jurisdiction from suit, court jurisdiction, judgment, attachment (whether before or after judgment), set-off or execution of a judgment or from any other legal process or remedy relating to the Obligations (to the extent such suit, court jurisdiction, judgment, attachment, set-off, execution, legal process or remedy would otherwise be permitted or exist).

SECTION 5.15. Pension Plans. To the extent that, at any time after the Effective Date, there are any Pension Plans, no Pension Plan shall have been terminated, and no contribution failure will have occurred with respect to any Pension Plan, in each case which could (a) give rise to a Lien under section

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302(f) of ERISA and (b) result in the incurrence by the Borrower or any member of the Controlled Group of any material liability, fine or penalty.

SECTION 5.16. Investment Company Act. The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

SECTION 5.17. Regulation U. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Advances will be used for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation U. Terms for which meanings are provided in F.R.S. Board Regulation U or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

SECTION 5.18. Accuracy of Information. The financial and other information (other than financial projections or other forward looking information) furnished to the Administrative Agent and the Lender Parties in writing by or on behalf of the Borrower by its chief financial officer, treasurer or corporate controller in connection with the negotiation of this Agreement is, when taken as a whole, to the best knowledge and belief of the Borrower, true and correct and contains no misstatement of a fact of a material nature. All financial projections, if any, that have been furnished to the Administrative Agent and the Lender Parties in writing by or on behalf of the Borrower by its chief financial officer, treasurer or corporate controller in connection with this Agreement have been or will be prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that no assurance can be given that the projections will be realized). All financial and other information furnished to the Administrative Agent and the Lender Parties in writing by or on behalf of the Borrower by its chief financial officer, treasurer or corporate controller after the date of this Agreement shall have been prepared by the Borrower in good faith.

ARTICLE VI

COVENANTS

SECTION 6.1. Affirmative Covenants. The Borrower agrees with the Administrative Agent and each Lender Party that, until all Commitments have terminated and all Obligations have been paid in full, the Borrower will perform the obligations set forth in this Section 6.1.

SECTION 6.1.1. Financial Information, Reports, Notices, etc. The Borrower will furnish, or will cause to be furnished, to the Administrative Agent (with sufficient copies for distribution to each Lender Party) the following financial statements, reports, notices and information:

(a)        as soon as available and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, a copy of the Borrower’s report on Form 10-Q (or any successor form) as filed by the Borrower with the Securities and Exchange Commission for such Fiscal Quarter, containing unaudited consolidated financial statements of the Borrower for such Fiscal Quarter (including a balance sheet and profit and loss statement) prepared in accordance with GAAP, subject to normal year-end audit adjustments;

(b)        as soon as available and in any event within 120 days after the end of each Fiscal Year of the Borrower, a copy of the Borrower’s annual report on Form 10-K (or any successor form) as filed by the Borrower with the Securities and Exchange Commission for such Fiscal Year, containing audited consolidated financial statements of the Borrower for such Fiscal Year

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prepared in accordance with GAAP (including a balance sheet and profit and loss statement) and audited by PricewaterhouseCoopers LLC or another firm of independent public accountants of similar standing;

(c)        together with each of the statements delivered pursuant to the foregoing clause (a) or (b), a certificate, executed by the chief financial officer, the treasurer or the corporate controller of the Borrower, showing, as of the last day of the relevant Fiscal Quarter or Fiscal Year compliance with the covenants set forth in Section 6.2.4 (in reasonable detail and with appropriate calculations and computations in all respects reasonably satisfactory to the Administrative Agent);

(d)        as soon as possible after the occurrence of a Default or Prepayment Event, a statement of the chief financial officer of the Borrower setting forth details of such Default or Prepayment Event (as the case may be) and the action which the Borrower has taken and proposes to take with respect thereto;

(e)        as soon as the Borrower becomes aware thereof, notice of any Material Litigation except to the extent that such Material Litigation is disclosed by the Borrower in filings with the SEC;

(f)         as soon as the Borrower becomes aware thereof, notice of any event which, in its reasonable opinion, would be expected to materially adversely affect the business, operations or financial condition of the Borrower and its Subsidiaries taken as a whole;

(g)        promptly after the sending or filing thereof, copies of all reports which the Borrower sends to all holders of each security issued by the Borrower, and all registration statements which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission or any national securities exchange; and

(h)        such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as any Lender Party through the Administrative Agent may from time to time reasonably request.

SECTION 6.1.2. Approvals and Other Consents. The Borrower will obtain (or cause to be obtained) all such governmental licenses, authorizations, consents, permits and approvals as may be required for (a) the Borrower to perform its obligations under this Agreement and the other Loan Documents and (b) except to the extent that failure to obtain (or cause to be obtained) such governmental licenses, authorizations, consents, permits and approvals would not be expected to have a Material Adverse Effect, the operation of each Vessel in compliance with all applicable laws.

SECTION 6.1.3. Compliance with Laws, etc. The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with all applicable laws, rules, regulations and orders, except (other than as described in clause (a) below) to the extent that the failure to so comply would not have a Material Adverse Effect, which compliance shall in any case include (but not be limited to):

(a)        in the case of each of the Borrower and the Principal Subsidiaries, the maintenance and preservation of its corporate existence (subject to the provisions of Section 6.2.6);

(b)        in the case of the Borrower, maintenance of its qualification as a foreign corporation in the State of Florida;

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(c)        the payment, before the same become delinquent, of all taxes, assessments and governmental charges imposed upon it or upon its property, except to the extent being diligently contested in good faith by appropriate proceedings; and

(d)	compliance with all applicable Environmental Laws.

SECTION 6.1.4. Vessels. The Borrower will (or will cause the applicable Principal Subsidiary to):

(a)        cause each Vessel, except for Island Star, to be chartered exclusively to or operated exclusively by the Borrower or one of the Borrower’s wholly-owned Subsidiaries, provided that the Borrower or such Subsidiary may charter out (i) any Vessels representing not more than 25% of the berths of all Vessels to entities other than the Borrower and the Borrower’s wholly-owned Subsidiaries and (ii) any Vessel for a time charter not to exceed one year in duration; and

(b)        cause each Vessel to be kept in such condition as will entitle her to classification by a classification society of recognized standing.

SECTION 6.1.5. Insurance. The Borrower will, or will cause one or more of its Subsidiaries to, maintain or cause to be maintained with responsible insurance companies insurance with respect to all of the material properties and operations of the Borrower and each Principal Subsidiary against such casualties, third-party liabilities and contingencies and in such amounts as is customary for other businesses of similar size in the passenger cruise line industry (provided that in no event will the Borrower or any Subsidiary be required to obtain any business interruption, loss of hire or delay in delivery insurance) and will, upon request of the Administrative Agent, furnish to the Administrative Agent (with sufficient copies for distribution to each Lender Party) at reasonable intervals a certificate of a senior officer of the Borrower setting forth the nature and extent of all insurance maintained by the Borrower and the Subsidiaries and certifying as to compliance with this Section.

SECTION 6.1.6. Books and Records. The Borrower will, and will cause each of its Principal Subsidiaries to, keep books and records that accurately reflect all of its business affairs and transactions and permit the Administrative Agent and each Lender Party or any of their respective representatives, at reasonable times and intervals, to visit each of its offices, to discuss its financial matters with its officers and to examine any of its books or other corporate records.

SECTION 6.2. Negative Covenants. The Borrower agrees with the Administrative Agent and each Lender Party that, until all Commitments have terminated and all Obligations have been paid and performed in full, the Borrower will perform the obligations set forth in this Section 6.2.

SECTION 6.2.1. Business Activities. The Borrower will not, and will not permit any of its Subsidiaries to, engage in any business activity other than those engaged in by the Borrower and its Subsidiaries on the date hereof and other business activities reasonably related thereto.

SECTION 6.2.2. Indebtedness. The Borrower will not permit any of the Existing Principal Subsidiaries to create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness, other than, without duplication, the following:

(a)	Indebtedness secured by Liens of the type described in Section 6.2.3;

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(b)        Indebtedness owing to the Borrower or a wholly owned direct or indirect Subsidiary of the Borrower;

(c)        Indebtedness incurred to finance, refinance or refund the cost (including the cost of construction) of assets acquired after the Closing Date; and

(d)        Indebtedness in an aggregate principal amount not to exceed the amount specified therefor in Section 6.2.3(c) at any time outstanding.

SECTION 6.2.3. Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, except:

(a)        Liens on the vessel BRILLIANCE OF THE SEAS existing as of the Effective Date and securing the Existing Debt (and any Lien on BRILLIANCE OF THE SEAS securing any refinancing of the Existing Debt, so long as such Vessel was subject to a Lien securing the Indebtedness being refinanced immediately prior to such refinancing);

(b)        Liens on assets (including, without limitation, shares of capital stock of corporations and assets owned by any corporation that becomes a Subsidiary of the Borrower after the Effective Date) acquired after the Effective Date (whether by purchase, construction or otherwise) by the Borrower or any of its Subsidiaries (other than (x) an Existing Principal Subsidiary or (y) any other Principal Subsidiary which, at any time, after three months after the acquisition of a Vessel, owns a Vessel free of any mortgage Lien), which Liens were created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction) of such assets, so long as (i) the acquisition of such assets is not otherwise prohibited by the terms of this Agreement and (ii) each such Lien is created within three months after the acquisition of the relevant assets;

(c)        in addition to other Liens permitted under this Section 6.2.3, Liens securing Indebtedness in an aggregate principal amount, together with (but without duplication of) Indebtedness permitted under Section 6.2.2(d), at any one time outstanding not exceeding the greater of (determined at the time of creation of such Lien or the incurrence by any Existing Principal Subsidiary of such indebtedness, as applicable) (x) 3.5% of the total assets of the Borrower and its Subsidiaries taken as a whole as determined in accordance with GAAP as at the last day of the most recent ended Fiscal Quarter or (y) $225,000,000, provided that, with respect to each such item of Indebtedness, the fair market value of the assets subject to Liens securing such Indebtedness (determined at the time of the creation of such Lien) shall not exceed two times the aggregate principal amount of such Indebtedness (and for purposes of this clause (c), the fair market value of any assets shall be determined by (i) in the case of any Vessel, by an Approved Appraiser selected by the Borrower and (ii) in the case of any other assets, by an officer of the Borrower or by the board of directors of the Borrower);

(d)        Liens on assets acquired after the Effective Date by the Borrower or any of its Subsidiaries (other than by (x) any Subsidiary that is an Existing Principal Subsidiary or (y) any other Principal Subsidiary which, at any time, owns a Vessel free of any mortgage Lien) so long as (i) the acquisition of such assets is not otherwise prohibited by the terms of this Agreement and (ii) each of such Liens existed on such assets before the time of its acquisition and was not created by the Borrower or any of its Subsidiaries in anticipation thereof;

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(e)        Liens on any asset of any corporation that becomes a Subsidiary of the Borrower (other than a corporation that also becomes a Subsidiary of an Existing Principal Subsidiary) after the Effective Date so long as (i) the acquisition or creation of such corporation by the Borrower is not otherwise prohibited by the terms of this Agreement and (ii) such Liens are in existence at the time such corporation becomes a Subsidiary of the Borrower and were not created by the Borrower or any of its Subsidiaries in anticipation thereof;

(f)	Liens securing Government-related Obligations;

(g)        Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings;

(h)        Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue or being diligently contested in good faith by appropriate proceedings;

(i)         Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits;

(j)	Liens for current crew’s wages and salvage;

(k)        Liens arising by operation of law as the result of the furnishing of necessaries for any Vessel so long as the same are discharged in the ordinary course of business or are being diligently contested in good faith by appropriate proceedings; and

(l)	Liens on Vessels that:

(i)      secure obligations covered (or reasonably expected to be covered) by insurance;

(ii)     were incurred in the course of or incidental to trading such Vessel in connection with repairs or other work to such Vessel; or

(iii)     were incurred in connection with work to such Vessel that is required to be performed pursuant to applicable law, rule, regulation or order;

provided that, in each case described in this clause (l), such Liens are either (x) discharged in the ordinary course of business or (y) being diligently contested in good faith by appropriate proceedings.

SECTION 6.2.4. Financial Condition. The Borrower will not permit:

(a)        Net Debt to Capitalization Ratio, as at the end of any Fiscal Quarter, to be greater than 0.625 to 1.

(b)        Fixed Charge Coverage Ratio to be less than 1.25 to 1 as at the last day of any Fiscal Quarter.

(c)        Stockholders’ Equity to be less than, as at the last day of any Fiscal Quarter, the sum of (i) $4,150,000,000 plus (ii) 50% of the consolidated net income of the Borrower and its

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Subsidiaries for the period commencing on January 1, 2007 and ending on the last day of the Fiscal Quarter most recently ended (treated for these purposes as a single accounting period, but in any event excluding any Fiscal Quarters for which the Borrower and its Subsidiaries have a consolidated net loss).

SECTION 6.2.5. Investments. The Borrower will not permit any of the Principal Subsidiaries to make, incur, assume or suffer to exist any Investment in any other Person other than

(a)        the Borrower or any direct or indirect wholly owned Subsidiary of the Borrower; and

(b)        other Investments by the Principal Subsidiaries in an aggregate amount not to exceed $25,000,000 at any time outstanding.

SECTION 6.2.6. Consolidation, Merger, etc. The Borrower will not, and will not permit any of its Subsidiaries to, liquidate or dissolve, consolidate with, or merge into or with, any other corporation, or purchase or otherwise acquire all or substantially all of the assets of any Person except:

(a)        any such Subsidiary may liquidate or dissolve voluntarily into, and may merge with and into, the Borrower or any other Subsidiary, and the assets or stock of any Subsidiary may be purchased or otherwise acquired by the Borrower or any other Subsidiary; and

(b)        so long as no Default has occurred and is continuing or would occur after giving effect thereto, the Borrower or any of its Subsidiaries may merge into any other Person, or any other Person may merge into the Borrower or any such Subsidiary, or the Borrower or any of its Subsidiaries may purchase or otherwise acquire all or substantially all of the assets of any Person, in each case so long as:

(i)   after giving effect thereto, the Stockholders’ Equity of the Borrower and its Subsidiaries is at least equal to 90% of such Stockholders’ Equity immediately prior thereto; and

(ii)   in the case of a merger involving the Borrower where the Borrower is not the surviving corporation, the surviving corporation shall have assumed in a writing, delivered to the Administrative Agent, all of the Borrower’s obligations hereunder and under the other Loan Documents.

SECTION 6.2.7. Asset Dispositions, etc. The Borrower will not, and will not permit any of its Subsidiaries to, sell, transfer, contribute or otherwise convey, or grant options, warrants or other rights with respect to, any material asset (including accounts receivable and capital stock of Principal Subsidiaries) to any Person, except:

(a)	sales of assets (including, without limitation, Vessels) so long as:

(i)         the aggregate net book value of all such assets sold during each 12-month period commencing on the Closing Date, and each anniversary of the Closing Date, does not exceed an amount equal to the greater of (x) 7.5% of Stockholders’ Equity as at the end of the last Fiscal Quarter, and (y) $250,000,000, provided however, that in no event shall the aggregate net book value of fixed assets disposed over the life of the Agreement (determined as of the date of any such sale) exceed 25% of Stockholders’ Equity as at the end of the most recently completed fiscal quarter; and

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(ii)         to the extent any asset has a fair market value in excess of $25,000,000 the Borrower or Subsidiary selling such asset receives consideration therefor at least equal to the fair market value thereof (as determined in good faith by (x) in the case of any Vessel, the board of directors of the Borrower and (y) in the case of any other asset, an officer of the Borrower or its board of directors);

(b)  sales of capital stock of any Principal Subsidiary of the Borrower so long as a sale of all of the assets of such Subsidiary would be permitted under the foregoing clause (a);

(c)	sales of capital stock of any Subsidiary other than a Principal Subsidiary;
(d)	sales of other assets in the ordinary course of business; and
(e)	sales of assets between or among the Borrower and Subsidiaries of the Borrower.

SECTION 6.2.8. Transactions with Affiliates. The Borrower will not, and will not permit any of the Principal Subsidiaries to, enter into, or cause, suffer or permit to exist any arrangement or contract with any of its Affiliates (other than arrangements or contracts among the Borrower and its wholly-owned Subsidiaries) unless such arrangement or contract is on an arms’-length basis, provided that, to the extent that the aggregate fair value of the goods furnished or to be furnished or the services performed or to be performed under all such contracts or arrangements in any one Fiscal Year does not exceed $25,000,000, such contracts or arrangements shall not be subject to this Section 6.2.8.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.1. Listing of Events of Default. Each of the following events or occurrences described in this Section 7.1 shall constitute an “Event of Default”.

SECTION 7.1.1. Non-Payment of Obligations. The Borrower shall default in the payment when due of any principal of or interest on any Advance, any facility fee, any Letter of Credit commission or the agency fee provided for in Section 10.8, provided that, in the case of any default in the payment of any interest on any Advance or of any facility fee or commission, such default shall continue unremedied for a period of at least two Business Days after notice thereof shall have been given to the Borrower by any Lender Party; and provided further that, in the case of any default in the payment of such agency fee, such default shall continue unremedied for a period of at least ten days after notice thereof shall have been given to the Borrower by the Administrative Agent.

SECTION 7.1.2. Breach of Warranty. Any representation or warranty of the Borrower made or deemed to be made hereunder (including any certificates delivered pursuant to Article IV) is or shall be incorrect when made in any material respect.

SECTION 7.1.3. Non-Performance of Certain Covenants and Obligations. The Borrower shall default in the due performance and observance of any other agreement contained herein or in any other Loan Document (other than the covenants set forth in Section 6.2.4) and such default shall continue unremedied for a period of five days after notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender Party (or, if (a) such default is capable of being remedied within 30 days (commencing on the first day following such five-day period) and (b) the Borrower is actively seeking to remedy the same during such period, such default shall continue unremedied for at least 35 days after such notice to the Borrower).

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SECTION 7.1.4. Default on Other Indebtedness. The Borrower or any of its Principal Subsidiaries shall fail to pay any Indebtedness that is outstanding in a principal amount of at least $50,000,000 (or the equivalent in other currencies) in the aggregate (but excluding Indebtedness hereunder) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument evidencing, securing or relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to cause or permit the holder or holders of such Indebtedness to cause such Indebtedness to become due and payable prior to its scheduled maturity; or any such Indebtedness shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption or by voluntary agreement), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness is required to be made, in each case prior to the scheduled maturity thereof. For purposes of determining Indebtedness for any Hedging Instrument, the principal amount of the obligations under any such instrument at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or any Principal Subsidiary would be required to pay if such instrument were terminated at such time.

SECTION 7.1.5. Pension Plans. Any of the following events shall occur with respect to any Pension Plan:

(a)        Any termination of a Pension Plan by the Borrower, any member of its Controlled Group or any other Person if, as a result of such termination, the Borrower or any such member could be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $50,000,000; or

(b)        a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA and, in each case, such event shall continue unremedied for a period of five Business Days after notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender Party (or, if (a) such default is capable of being remedied within 15 days (commencing on the first day of such five-Business-Day period) and (b) the Borrower is actively seeking to remedy the same during such period, such default shall continue unremedied for at least 15 days).

SECTION 7.1.6. Bankruptcy, Insolvency, etc.(a)              The Borrower or any of the Principal Subsidiaries (or any of its other Subsidiaries to the extent that the relevant event described below would have a Material Adverse Effect) shall:

(a)  generally fail to pay, or admit in writing its inability to pay, its debts as they become due;

(b)  apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for it or any of its property, or make a general assignment for the benefit of creditors;

(c)  in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for it or for a substantial part of its property, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 30 days, provided that the Borrower hereby expressly authorizes the

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Administrative Agent and each Lender Party to appear in any court conducting any relevant proceeding during such 30-day period to preserve, protect and defend their respective rights under the Loan Documents;

(d)  permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Borrower or any of such Subsidiaries, and, if any such case or proceeding is not commenced by the Borrower or such Subsidiary, such case or proceeding shall be consented to or acquiesced in by the Borrower or such Subsidiary or shall result in the entry of an order for relief or shall remain for 30 days undismissed, provided that the Borrower hereby expressly authorizes the Administrative Agent and each Lender Party to appear in any court conducting any such case or proceeding during such 30-day period to preserve, protect and defend their respective rights under the Loan Documents; or

(e)	take any corporate action authorizing, or in furtherance of, any of the foregoing.

SECTION 7.1.7. Ownership of Principal Subsidiaries. Except as a result of a disposition permitted pursuant to clauses (a) or (b) of Section 6.2.7, the Borrower shall cease to own beneficially and of record all of the capital stock of each Existing Principal Subsidiary.

SECTION 7.2. Action if Bankruptcy. If any Event of Default described in clauses (b) through (d) of Section 7.1.6 shall occur with respect to the Borrower, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Advances and all other Obligations shall automatically be and become immediately due and payable, without notice or demand, provided that the foregoing shall not relieve any Lender of its obligation to make Advances pursuant to Section 2.2(b) or Section 2.3(c).

SECTION 7.3. Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (b) through (d) of Section 7.1.6 with respect to the Borrower) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent, upon the direction of the Required Lenders, shall by notice to the Borrower declare all of the outstanding principal amount of the Advances and other Obligations to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Advances and other Obligations shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Commitments shall terminate, provided that the foregoing shall not relieve any Lender of its obligation to make Advances pursuant to Section 2.2(b) or Section 2.3(c).

ARTICLE VIII

PREPAYMENT EVENTS

SECTION 8.1. Listing of Prepayment Events. Each of the following events or occurrences described in this Section 9.1 shall constitute a “Prepayment Event”.

SECTION 8.1.1. Change in Ownership. Any Person other than a member of the Existing Group (a “New Shareholder”) shall acquire (whether through legal or beneficial ownership of capital stock, by contract or otherwise), directly or indirectly, effective control over more than 30% of the Voting Stock and:

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(a)        the members of the Existing Group have (whether through legal or beneficial ownership of capital stock, by contract or otherwise) in the aggregate, directly or indirectly, effective control over fewer shares of Voting Stock than does such New Shareholder; and

(b)        the members of the Existing Group do not collectively have (whether through legal or beneficial ownership of capital stock, by contract or otherwise) the right to elect, or to designate for election, at least a majority of the Board of Directors of the Borrower.

SECTION 8.1.2. Change in Board. During any period of 24 consecutive months, a majority of the Board of Directors of the Borrower shall no longer be composed of individuals:

(a)	who were members of said Board on the first day of such period; or

(b)        whose election or nomination to said Board was approved by a vote of at least two-thirds of the members of said Board who were members of said Board on the first day of such period; or

(c)        whose election or nomination to said Board was approved by a vote of at least two-thirds of the members of said Board referred to in the foregoing clauses (a) and (b).

SECTION 8.1.3. Unenforceability. Any Loan Document shall cease to be the legally valid, binding and enforceable obligation of the Borrower (in each case, other than with respect to provisions of any Loan Document (i) identified as unenforceable in the form of the opinion of the Borrower’s counsel set forth as Exhibit D-1 or (ii) that a court of competent jurisdiction has determined are not material) and such event shall continue unremedied for 15 days after notice thereof has been given to the Borrower by any Lender Party.

SECTION 8.1.4. Approvals. Any material license, consent, authorization, registration or approval at any time necessary to enable the Borrower or any Principal Subsidiary to conduct its business shall be revoked, withdrawn or otherwise cease to be in full force and effect, unless the same would not have a Material Adverse Effect.

SECTION 8.1.5. Non-Performance of Certain Covenants and Obligations. The Borrower shall default in the due performance and observance of any of the covenants set forth in Section 6.2.4.

SECTION 8.1.6. Judgments. Any judgment or order for the payment of money in excess of $50,000,000 shall be rendered against the Borrower or any of the Principal Subsidiaries by a court of competent jurisdiction and the Borrower or such Principal Subsidiary shall have failed to satisfy such judgment and either:

(a)        enforcement proceedings in respect of any material assets of the Borrower or such Principal Subsidiary shall have been commenced by any creditor upon such judgment or order and shall not have been stayed or enjoined within five Business Days after the commencement of such enforcement proceedings; or

(b)        there shall be any period of 10 consecutive Business Days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

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SECTION 8.1.7. Condemnation, etc. Any Vessel or Vessels shall be condemned or otherwise taken under color of law and the same shall continue unremedied for at least 20 days, unless such condemnation or other taking would not have a Material Adverse Effect.

SECTION 8.1.8. Arrest. Any Vessel or Vessels shall be arrested and the same shall continue unremedied for at least 20 days, unless such arrest would not have a Material Adverse Effect.

SECTION 8.2. Mandatory Prepayment. If any Prepayment Event shall occur and be continuing, the Administrative Agent, upon the direction of the Required Lenders, shall by notice to the Borrower (a) require the Borrower to prepay in full on the date of such notice all principal of and interest on the Advances and all other Obligations (and, in such event, the Borrower agrees to so pay the full unpaid amount of each Advance and all accrued and unpaid interest thereon and all other Obligations) and (b) terminate the Commitments (if not theretofore terminated), provided that the foregoing shall not relieve any Lender of its obligation to make Advances pursuant to Section 2.2(b) or Section 2.3(c).

ARTICLE IX

ACTIONS IN RESPECT OF THE LETTERS OF CREDIT

SECTION 9.1.1. Actions in Respect of the Letters of Credit. If any Commitment Termination Event shall have occurred and be continuing, the Administrative Agent may with the consent, or shall at the request, of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 7.3 or 8.2 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, (a) pay to the Administrative Agent on behalf of the Lender Parties in same day funds at the Administrative Agent’s office designated in such demand, for deposit in the L/C Cash Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding or (b) make such other arrangements in respect of the outstanding Letters of Credit as shall be acceptable to the Required Lenders and not more disadvantageous to the Borrower than clause (a); provided, however, that if any Event of Default described in clauses (b) through (d) of Section 7.1.6 shall occur with respect to the Borrower, an amount equal to the aggregate Available Amount of all outstanding Letters of Credit shall be immediately due and payable to the Administrative Agent for the account of the Lender Parties without notice to or demand upon the Borrower, which are expressly waived by the Borrower, to be held in the L/C Cash Collateral Account. If at any time a Commitment Termination Event is continuing the Administrative Agent determines that any funds held in the L/C Cash Collateral Account are subject to any right or claim of any Person other than the Administrative Agent and the Lender Parties or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the L/C Cash Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Collateral Account that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit, to the extent funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied to reimburse the Issuing Banks to the extent permitted by applicable law. After all such Letters of Credit shall have expired or been fully drawn upon and all other obligations of the Borrower hereunder and under the Notes shall have been paid in full, the balance, if any, in such L/C Cash Collateral Account shall be returned to the Borrower.

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ARTICLE X

THE AGENTS

SECTION 10.1. Actions. Each Lender Party hereby appoints Citibank, and insofar as the other Agents have duties under this Agreement, each other Agent, as its agent under and for purposes of this Agreement, the Notes and each other Loan Document. Each Lender Party authorizes the Administrative Agent to act on behalf of such Lender Party under this Agreement, the Notes and each other Loan Document and, in the absence of other written instructions from the Required Lenders received from time to time by the Administrative Agent (with respect to which the Administrative Agent agrees that it will comply, except as otherwise provided in this Section or as otherwise advised by counsel), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. The Administrative Agent shall not be required to take any action hereunder, under the Notes or under any other Loan Document, or to prosecute or defend any suit in respect of this Agreement, the Notes or any other Loan Document, unless it is expressly required to do so under this Agreement or is indemnified hereunder to its satisfaction. If any indemnity in favor of the Administrative Agent shall be or become, in the Administrative Agent’s reasonable determination, inadequate, the Administrative Agent may call for additional indemnification from the Lender Parties and cease to do the acts indemnified against hereunder until such additional indemnity is given.

SECTION 10.2. Lender Indemnification. (a) Each Lender hereby severally indemnifies (which indemnity shall survive any termination of this Agreement) the Administrative Agent from and against such Lender’s Ratable Share of any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel) that be incurred by or asserted or awarded against, the Administrative Agent in any way relating to or arising out of this Agreement, the Notes and any other Loan Document or any action taken or omitted by the Administrative Agent under this Agreement, the Notes or any other Loan Document; provided that no Lender shall be liable for the payment of any portion of such claims, damages, losses, liabilities and expenses which have resulted from the Administrative Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any such indemnified costs, this Section applies whether any such investigation, litigation or proceeding is brought by the Administrative Agent, any Lender or a third party.

(b)        Each Lender hereby severally indemnifies the Issuing Banks (to the extent not promptly reimbursed by the Borrower) from and against such Lender’s Ratable Share of any and all claims, damages, losses, liabilities and expenses of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any such Issuing Bank in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Issuing Bank hereunder or in connection herewith; provided, however, that no Lender shall be liable for any portion of such claims, damages, losses, liabilities and expenses resulting from such Issuing Bank’s gross negligence or willful misconduct.

(c)        The failure of any Lender to reimburse the Administrative Agent or any Issuing Bank promptly upon demand for its Ratable Share of any amount required to be paid by the Lenders to the Administrative Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Administrative Agent or any Issuing Bank for its Ratable Share of such amount, but no

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Lender shall be responsible for the failure of any other Lender to reimburse the Administrative Agent or any Issuing Bank for such other Lender’s Ratable Share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 10.2 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes. Each of the Administrative Agent and each Issuing Bank agrees to return to the Lenders their respective Ratable Shares of any amounts paid under this Section 10.2 that are subsequently reimbursed by the Borrower.

SECTION 10.3. Exculpation. Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable to any Lender Party for any action taken or omitted to be taken by it under this Agreement or any other Loan Document, or in connection herewith or therewith, except for its own willful misconduct or gross negligence. Without limitation of the generality of the foregoing, the Administrative Agent (i) may treat the payee of any Note a the holder thereof until the Administrative Agent receives and accepts a Lender Assignment Agreement entered into by the Lender that is the payee of such Note, as assignor, and an Assignee Lender as provided in Section 11.11.1; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it and in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender Party and shall not be responsible to any Lender Party for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or the existence at any time of any Default or Prepayment Event or to inspect the property (including the books and records) of the Borrower; (v) shall not be responsible to any Lender Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement by action upon any notice, consent, certificate or other instrument or writing (which may be by telecopier) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 10.4. Successor. Any Agent may resign as such at any time upon at least 30 days’ prior notice to the Borrower and all Lender Parties, provided that any such resignation shall not become effective until a successor Agent for such resigning Agent has been appointed as provided in this Section 10.4 and such successor Agent has accepted such appointment (provided that no successor Agent shall be appointed for any Agent, other than the Administrative Agent, if after giving effect to such Agent’s resignation there would still be two Agents). If any Agent at any time shall resign, the Required Lenders shall, subject to the immediately preceding proviso and subject to the consent of the Borrower (such consent not to be unreasonably withheld), appoint another Lender as a successor to such Agent which shall thereupon become such Agent’s successor hereunder (provided that, in the case of a resignation of the Administrative Agent, the Required Lenders shall, subject to the consent of the Borrower unless an Event or Default or a Prepayment Event shall have occurred and be continuing (such consent not to be unreasonably withheld) offer to each of the other Agents in turn, in the order of their respective Commitment Amounts, the right to become successor Administrative Agent). If no successor Agent for any resigning Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the resigning Agent’s giving notice of resignation, then the resigning Agent may, on behalf of the Lender Parties, appoint a successor Agent, which shall be one of the Lenders or, in the case of a resigning Administrative Agent, a commercial banking institution having a combined capital and surplus of at least $500,000,000 (or the equivalent in other currencies), subject, in each case, to the consent of the Borrower (such consent not to be unreasonably withheld). Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall be entitled to receive from the resigning Administrative Agent such documents of transfer and assignment as such successor Administrative Agent may reasonably request,

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and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the resigning Administrative Agent, and the resigning Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any resigning Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of:

(a)        this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement; and

(b)	Section 11.3 and Section 11.4 shall continue to inure to its benefit.

If a Lender acting as an Agent assigns its Advances to one of its Affiliates, such Agent may, subject to the consent of the Borrower (such consent not to be unreasonably withheld) assign its rights and obligations as Agent to such Affiliate.

SECTION 10.5. Advances by the Agents. Each Agent shall have the same rights and powers with respect to (x) the Advances made by it or any of its Affiliates, and (y) the Notes held by it or any of its Affiliates as any other Lender Party and may exercise the same as if it were not an Agent. Each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if such Agent were not an Agent hereunder and without any duty to account therefor to the Lender Parties. No Agent shall have any duty to disclose information obtained or received by it or any of its Affiliates relating to the Borrower or its Subsidiaries to the extent such information was obtained or received in any capacity other than as an Agent.

SECTION 10.6. Credit Decisions. Each Lender Party acknowledges that it has, independently of the Administrative Agent, each other Agent and each other Lender Party, and based on such Lender Party’s review of the financial information of the Borrower, this Agreement, the other Loan Documents (the terms and provisions of which being satisfactory to such Lender Party) and such other documents, information and investigations as such Lender Party has deemed appropriate, made its own credit decision to extend its Commitment. Each Lender Party also acknowledges that it will, independently of the Administrative Agent, each other Agent and each other Lender Party, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any other Loan Document.

SECTION 10.7. Copies, etc. The Administrative Agent shall give prompt notice to each Lender Party of each notice or request required or permitted to be given to the Administrative Agent by the Borrower pursuant to the terms of this Agreement (unless concurrently delivered to the Lender Parties by the Borrower). The Administrative Agent will distribute to each Lender Party each document or instrument received for its account and copies of all other communications received by the Administrative Agent from the Borrower for distribution to the Lender Parties by the Administrative Agent in accordance with the terms of this Agreement.

SECTION 10.8. Agency Fee. The Borrower agrees to pay to the Administrative Agent for its own account an annual agency fee in an amount, and at such times, heretofore agreed to in writing between the Borrower and the Administrative Agent.

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ARTICLE XI

MISCELLANEOUS PROVISIONS

SECTION 11.1. Waivers, Amendments, etc. The provisions of this Agreement and of each other Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrower and the Required Lenders; provided that no such amendment, modification or waiver which would:

(a)        modify any requirement hereunder that any particular action be taken by all the Lenders or by the Required Lenders shall be effective unless consented to by each Lender;

(b)        modify this Section 11.1, change the definition of “Required Lenders”, increase the Commitment(s) of any Lender (other than pursuant to Section 2.14), reduce any fees described in Section 2.4 or extend the Termination Date (other than pursuant to Section 2.15) shall be made without the consent of each Lender;

(c)        extend the due date (other than pursuant to Section 2.15) for, or reduce the amount of, any scheduled repayment or prepayment of principal of or interest on any Advance (or reduce the principal amount of or rate of interest on any Advance) shall be made without the consent of each Lender;

(d)        affect adversely the interests, rights or obligations of the Administrative Agent in its capacity as such shall be made without consent of the Administrative Agent;

(e)        affect adversely the interests, rights or obligations of the Swing Line Bank in its capacity as such shall be made without consent of the Swing Line Bank; or

(f)         affect adversely the interests, rights or obligations of any Issuing Bank in its capacity as such shall be made without consent of such Issuing Bank.

No failure or delay on the part of the Administrative Agent or any Lender Party in exercising any power or right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Borrower in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Administrative Agent or any Lender Party under this Agreement or any other Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

SECTION 11.2. Notices. (a)     All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by facsimile and addressed, delivered or transmitted to such party at its address, or facsimile number, in the case of the Borrower and the Administrative Agent, set forth below its signature hereto and, in the case of each Lender, set forth opposite its name on Schedule I hereto or set forth in the Lender Assignment Agreement or Added Lender Agreement or at such other address, or facsimile number as may be designated by such party in a notice to the other parties; provided that notices, information, documents and other materials that the Borrower is required to deliver hereunder may be delivered to the Administrative Agent and the Lender Parties as specified in Section 11.2(b). Any notice, if mailed and properly addressed with postage

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prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received.

(b)       So long as Citibank is the Administrative Agent, the Borrower may provide to the Administrative Agent all information, documents and other materials that it furnishes to the Administrative Agent hereunder or any other Loan Document (and any guaranties, security agreements and other agreements relating thereto), including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due hereunder or any other Loan Document prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of the Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@ssmb.com; provided that any Communication requested pursuant to Section 6.1.1(h) shall be in a format acceptable to the Borrower and the Administrative Agent.

(1)       The Borrower agrees that the Administrative Agent may make such items included in the Communications as the Borrower may specifically agree available to the Lender Parties by posting such notices, at the option of the Borrower, on Intralinks or e-Disclosure, the Administrative Agent’s internet delivery system that is part of SSB Direct, Global Fixed Income’s primary web portal (the “Platform”). Although the primary web portal is secured with a dual firewall and a User ID/Password Authorization System and the Platform is secured through a single user per deal authorization method whereby each user may access the Platform only on a deal-by-deal basis, the Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform.

(2)       The Administrative Agent agrees that the receipt of Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of such Communications to the Administrative Agent for purposes hereunder and any other Loan Document (and any guaranties, security agreements and other agreements relating thereto).

(c)        Each Lender Party agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such Communications to such Lender Party for purposes of this Agreement. Each Lender Party agrees (i) to notify the Administrative Agent in writing (including by electronic communication) of such Lender Party’s e-mail address to which a Notice may be sent by electronic transmission on or before the date such Lender Party becomes a party to this Agreement (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender Party) and (ii) that any Notice may be sent to such e-mail address.

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(d)        Patriot Act. Each Lender Party hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”)), that it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender Party to identify the Borrower in accordance with the Act

SECTION 11.3. Payment of Costs and Expenses. The Borrower agrees to pay on demand all reasonable expenses of the Administrative Agent (including the reasonable fees and out-of-pocket expenses of counsel to the Administrative Agent and of local counsel, if any, who may be retained by counsel to the Administrative Agent) in connection with the preparation, execution and delivery of, and any amendments, waivers, consents, supplements or other modifications to, this Agreement or any other Loan Document. The Borrower further agrees to pay, and to save the Administrative Agent and the Lender Parties harmless from all liability for, any stamp, recording, documentary or other similar taxes which may be payable in connection with the execution or delivery of this Agreement, the borrowings hereunder, or the issuance of the Notes or any other Loan Documents. The Borrower also agrees to reimburse the Administrative Agent and each Lender Party upon demand for all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and legal expenses) incurred by the Administrative Agent or such Lender Party in connection with (x) the negotiation of any restructuring or “work-out”, whether or not consummated, of any Obligations and (y) the enforcement of any Obligations.

SECTION 11.4. Indemnification. In consideration of the execution and delivery of this Agreement by each Lender Party and the extension of the Commitments, the Borrower hereby indemnifies and holds harmless the Administrative Agent, each Lender Party and each of their respective Affiliates and their respective officers, advisors, directors, employees, partners and controlling persons (collectively, the “Indemnified Parties”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party (including, without limitation, in connection with any investigation, litigation or proceeding or the preparation of a defense in connection therewith), in each case arising out of or in connection with or by reason of this Agreement, the Notes or the other Loan Documents or the transactions contemplated hereby or thereby or any actual or proposed use of the proceeds of the Advances (collectively, the “Indemnified Liabilities”), except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, any of its directors, security holders or creditors, an Indemnified Party or any other person or an Indemnified Party is otherwise a party thereto. Each Indemnified Party shall (a) furnish the Borrower with prompt notice of any action, suit or other claim covered by this Section 11.4, (b) not agree to any settlement or compromise of any such action, suit or claim without the Borrower’s prior consent, (c) shall cooperate fully in the Borrower’s defense of any such action, suit or other claim (provided, that the Borrower shall reimburse such Indemnified Party for its reasonable out-of-pocket expenses incurred pursuant hereto) and (d) at the Borrower’s request, permit the Borrower to assume control of the defense of any such claim, other than regulatory, supervisory or similar investigations, provided that (i) the Borrower acknowledges in writing its obligations to indemnify the Indemnified Party in accordance with the terms herein in connection with such claims, (ii) the Borrower shall keep the Indemnified Party fully informed with respect to the conduct of the defense of such claim, (iii) the Borrower shall consult in good faith with the Indemnified Party (from time to time and before taking any material decision) about the conduct of the defense of such claim, (iv) the Borrower shall conduct the defense of such claim properly and diligently taking into account its own interests and those of the Indemnified Party, (v) the Borrower shall employ counsel reasonably acceptable to the Indemnified Party and at the Borrower’s expense, and (vi) the Borrower shall not enter into a settlement

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with respect to such claim unless either (A) such settlement involves only the payment of a monetary sum, does not include any performance by or an admission of liability or responsibility on the part of the Indemnified Party, and contains a provision unconditionally releasing the Indemnified Party and each other indemnified party from, and holding all such persons harmless, against, all liability in respect of claims by any releasing party or (B) the Indemnified Party provides written consent to such settlement (such consent not to be unreasonably withheld or delayed). Notwithstanding the Borrower’s election to assume the defense of such action, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such action and the Borrower shall bear the fees, costs and expenses of such separate counsel if (1) the use of counsel chosen by the Borrower to represent the Indemnified Party would present such counsel with an actual or potential conflict of interest, (2) the actual or potential defendants in, or targets of, any such action include both the Borrower and the Indemnified Party, and the Indemnified Party shall have concluded that there may be legal defenses available to it which are different from or additional to those available to the Borrower and determined that it is necessary to employ separate counsel in order to pursue such defenses (in which case the Borrower shall not have the right to assume the defense of such action on the Indemnified Party’s behalf), (3) the Borrower shall not have employed counsel reasonably acceptable to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of the institution of such action, or (4) the Borrower authorizes the Indemnified Party to employ separate counsel at the Borrower’s expense. The Borrower acknowledges that none of the Indemnified Parties shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Borrower or any of its security holders or creditors for or in connection with the transactions contemplated hereby, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party’s gross negligence or willful misconduct. In no event, however, shall any Indemnified Party be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings). If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

SECTION 11.5. Survival. The obligations of the Borrower under Sections 3.3, 3.4, 3.5, 3.6, 3.7, 11.3 and 11.4, and the obligations of the Lender Parties under Section 10.2, shall in each case survive any termination of this Agreement, the payment in full of all Obligations and the termination of all Commitments. The representations and warranties made by the Borrower in this Agreement and in each other Loan Document shall survive the execution and delivery of this Agreement and each such other Loan Document.

SECTION 11.6. Severability. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 11.7. Headings. The various headings of this Agreement and of each other Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such other Loan Document or any provisions hereof or thereof.

SECTION 11.8. Execution in Counterparts, Effectiveness, etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. This Agreement shall become effective when counterparts hereof executed on behalf of the Borrower and each Lender Party (or notice thereof satisfactory to the Administrative Agent and the Borrower) shall have been received by the

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Administrative Agent and the Borrower (or, in the case of any Lender Party, receipt of signature pages transmitted by facsimile) and notice thereof shall have been given by the Administrative Agent to the Borrower and each Lender Party.

SECTION 11.9. Governing Law; Entire Agreement. THIS AGREEMENT AND THE NOTES SHALL EACH BE DEEMED TO BE A CONTRACT MADE UNDER, AND SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK. This Agreement, the Notes and the other Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.

SECTION 11.10. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided that:

(a)        except to the extent permitted under Section 6.2.6, the Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of the Administrative Agent and all Lenders; and

(b)        the rights of sale, assignment and transfer of the Lender Parties are subject to Section 11.11.

SECTION 11.11. Sale and Transfer of Advances and Note; Participations in Advances. Each Lender Party may assign, or sell participations in, its Advances and Commitment(s) to one or more other Persons in accordance with this Section 11.11.

SECTION 11.11.1. Assignments. Any Lender Party,

(i) with the written consents of the Borrower, each Issuing Bank and the Administrative Agent (which consents shall not be unreasonably delayed or withheld and which consent, in the case of the Borrower, shall be deemed to have been given in the absence of a written notice delivered by the Borrower to the Administrative Agent, on or before the fifth Business Day after receipt by the Borrower of such Lender Party’s request for consent, stating, in reasonable detail, the reasons why the Borrower proposes to withhold such consent) may at any time assign and delegate to one or more commercial banks or other financial institutions;

(ii) with notice to the Borrower and the Administrative Agent, but without the consent of the Borrower, any Issuing Bank or the Administrative Agent, may assign and delegate (A) to any Lender Party, (B) to any of its Affiliates or (C) following the occurrence and during the continuance of an Event of Default or a Prepayment Event; and

(iii) may (without notice to the Borrower, the Administrative Agent or any other Lender Party and without payment of any fee) assign and pledge all or any portion of its Advances and Note to any Federal Reserve Bank as collateral security pursuant to Regulation A of the F.R.S. Board and any Operating Circular issued by such Federal Reserve Bank;

(each Person described in either of the foregoing clauses as being the Person to whom such assignment and delegation is to be made, being hereinafter referred to as an “Assignee Lender”), all or any fraction of such Lender Party’s total Advances and Commitment(s) (which assignment and delegation shall be of a constant, and not a varying, percentage of all the assigning Lender Party’s Advances and Commitment(s)) in a minimum aggregate amount of $25,000,000 (or, if less, all of such Lender Party’s Advances and Commitment(s)); provided that the Borrower, each Issuing Bank and the Administrative Agent shall be

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entitled to continue to deal solely and directly with such Lender Party in connection with the interests so assigned and delegated to an Assignee Lender until:

(a)        written notice of such assignment and delegation, together with payment instructions, addresses and related information with respect to such Assignee Lender, shall have been given to the Borrower, each Issuing Bank and the Administrative Agent by such Lender Party and such Assignee Lender;

(b)        Such Assignee Lender shall have executed and delivered to the Borrower and the Administrative Agent a Lender Assignment Agreement, accepted by the Administrative Agent; and

(c)	the processing fees described below shall have been paid.

From and after the date that the Administrative Agent accepts such Lender Assignment Agreement, (x) the Assignee Lender thereunder shall be deemed automatically to have become a party hereto and to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee Lender in connection with such Lender Assignment Agreement, shall have the rights and obligations of a Lender Party hereunder and under the other Loan Documents, and (y) the assignor Lender Party, to the extent that rights and obligations hereunder have been assigned and delegated by it, shall be released from its obligations hereunder and under the other Loan Documents, other than any obligations arising prior to the effective date of such assignment. In no event shall the Borrower be required to pay to any Assignee Lender at the time of the relevant assignment any amount under Sections 3.3, 3.4, 3.5, 3.6 and 3.7 that is greater than the amount which it would have been required to pay had no such assignment been made. Within five Business Days after its receipt of notice that the Administrative Agent has received an executed Lender Assignment Agreement, upon request in accordance with Section 2.13, the Borrower shall execute and deliver to the Administrative Agent (for delivery to the relevant Assignee Lender) a new Note evidencing such Assignee Lender’s assigned Advances and Commitment and, if the assignor Lender Party has retained Advances and a Commitment hereunder, a replacement Note in the principal amount of the Advances and Commitment retained by the assignor Lender Party hereunder (such Note to be in exchange for, but not in payment of, that Note then held by such assignor Lender Party . Each such Note shall be dated the date of the predecessor Note. The assignor Lender Party shall mark the predecessor Note “exchanged” and deliver it to the Borrower concurrently with the delivery by the Borrower of the new Note(s). Such assignor Lender Party or such Assignee Lender must also pay a processing fee to the Administrative Agent upon delivery of any Lender Party Assignment Agreement in the amount of $3,500 (and shall also reimburse the Administrative Agent for any reasonable out-of-pocket costs, including reasonable attorneys’ fees and expenses, incurred in connection with the assignment).

SECTION 11.11.2. Participations. Any Lender Party may at any time sell to one or more commercial banks or other financial institutions (each of such commercial banks and other financial institutions being herein called a “Participant”) participating interests in any of its Advances, its Commitment, or other interests of such Lender Party hereunder; provided that:

(a)        no participation contemplated in this Section 11.11 shall relieve such Lender Party from its Commitment(s) or its other obligations hereunder;

(b)        such Lender Party shall remain solely responsible for the performance of its Commitment(s) and such other obligations;

57

(c)        the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender Party in connection with such Lender Party’s rights and obligations under this Agreement and each of the other Loan Documents;

(d)  no Participant, unless such Participant is an Affiliate of such Lender Party, shall be entitled to require such Lender Party to take or refrain from taking any action hereunder or under any other Loan Document, except that such Lender Party may agree with any Participant that such Lender Party will not, without such Participant’s consent, take any actions of the type described in clause (b) or (c) of Section 11.1; and

(e)  the Borrower shall not be required to pay any amount under Sections 3.3, 3.4, 3.5, 3.6 and 3.7 that is greater than the amount which it would have been required to pay had no participating interest been sold.

The Borrower acknowledges and agrees that each Participant, for purposes of Sections 3.3, 3.4, 3.5, 3.6 and clause (h) of 6.1.1, shall be considered a Lender Party.

SECTION 11.11.3. Register. The Administrative Agent shall maintain at its address referred to in Section 11.2 a copy of each Added Lender Agreement and each Lender Assignment Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lender Parties and the Commitment(s) of, and principal amount of the Advances owing to, each Lender Party from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lender Parties may treat each Person whose name is recorded in the Register as a Lender Party hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender Party at any reasonable time and from time to time upon reasonable prior notice.

SECTION 11.12. Other Transactions. Nothing contained herein shall preclude the Administrative Agent or any Lender Party from engaging in any transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Affiliates in which the Borrower or such Affiliate is not restricted hereby from engaging with any other Person.

SECTION 11.13. Forum Selection and Consent to Jurisdiction. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK FOR THE COUNTY OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND IRREVOCABLY AGREES, TO THE FULLEST EXTENT PERMITTED BY LAW, TO BE BOUND BY ANY FINAL JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR

58

ANY OTHER LOAN DOCUMENT IN THE COURTS OF ANY JURISDICTION. TO THE EXTENT THAT THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OF FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

SECTION 11.14. Process Agent. If at any time the Borrower ceases to have a place of business in the United States, the Borrower shall appoint an agent for service of process (reasonably satisfactory to the Administrative Agent) located in New York City and shall furnish to the Administrative Agent evidence that such agent shall have accepted such appointment for a period of time ending no earlier than one year after the Termination Date.

SECTION 11.15. Judgment. (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase Dollars with such other currency at Citibank’s principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.

(b)        If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in a Committed Currency into Dollars, the parties agree to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase such Committed Currency with Dollars at Citibank’s principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.

(c)        The obligation of the Borrower in respect of any sum due from it in any currency (the “Primary Currency”) to any Lender Party or the Administrative Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender Party or the Administrative Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Lender Party or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender Party or the Administrative Agent (as the case may be) in the applicable Primary Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender Party or the Administrative Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender Party or the Administrative Agent (as the case may be) in the applicable Primary Currency, such Lender Party or the Administrative Agent (as the case may be) agrees to remit to the Borrower such excess.

SECTION 11.16. No Liability of the Issuing Banks. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither an Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any

59

reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by such Issuing Bank’s willful misconduct or gross negligence. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; provided that nothing herein shall be deemed to excuse such Issuing Bank if it acts with gross negligence or willful misconduct in accepting such documents.

SECTION 11.17. Waiver of Jury Trial. THE ADMINISTRATIVE AGENT, THE LENDER PARTIES AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH OTHER PARTY ENTERING INTO THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT.

60

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

ROYAL CARIBBEAN CRUISES LTD.

By _________________________

Name:

Title:

Address:	1050 Caribbean Way

Miami, Florida 33132

Facsimile No.: (305) 539-0562

Attention: Treasurer

With a copy to: General Counsel

CITIBANK, N.A.,

as Administrative Agent

By _________________________

Name:

Title:

Address:	Two Penns Way

New Castle, Delaware 19720

Facsimile No.: (212) 994-0961

Attention: Bank Loan Syndications

61

Lenders:
CITIBANK, N.A,

By _________________________

Name:

Title:

DNB NOR BANK ASA

By _________________________

Name:

Title:

By _________________________

Name:

Title:

JPMORGAN CHASE BANK, N.A.

By _________________________

Name:

Title:

THE BANK OF NOVA SCOTIA

By _________________________

Name:

Title:

THE ROYAL BANK OF SCOTLAND PLC

By _________________________

Name:

Title:

BARCLAYS BANK PLC

By _________________________

Name:

Title:

62

BNP PARIBAS

By _________________________

Name:

Title:

BANK OF AMERICA, N.A.

By _________________________

Name:

Title:

COMMERZBANK AG, NEW YORK AND GRAND CAYMAN ISLANDS BRANCHES

By _________________________

Name:

Title:

DEUTSCHE BANK AG NEW YORK BRANCH

By _________________________

Name:

Title:

HSH NORDBANK AG

By _________________________

Name:

Title:

NORDEA BANK NORGE ASA, GRAND CAYMAN BRANCH

By _________________________

Name:

Title:

GOLDMAN SACHS CREDIT PARTNERS L.P.

By _________________________

Name:

Title:

63

MORGAN STANLEY BANK

By _________________________

Name:

Title:

BAYERISCHE HYPO-UND VEREINSBANK AG

By _________________________

Name:

Title:

MIZUHO CORPORATE BANK, LTD.

By _________________________

Name:

Title:

REGIONS BANK

By _________________________

Name:

Title:

SUMITOMO MITSUI BANKING CORPORATION

By _________________________

Name:

Title:

U.S. BANK, NATIONAL ASSOCIATION

By _________________________

Name:

Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By _________________________

Name:

Title:

64

SCHEDULE I

ROYAL CARIBBEAN CRUISES LTD.

CREDIT AGREEMENT

Name of Initial Lender	Revolving Credit Commitment	Swing Line Commitment	Letter of Credit Commitment	Domestic Lending Office	Eurocurrency Lending Office

Bank of America, N.A.	$50,000,000	$0	$0
Barclays Bank PLC	$75,000,000	$0	$0	200 Cedar Knolls Road Whippany, NJ 07981 Attn: Nicholas Guzzardo T: F: 973 576-3014	200 Cedar Knolls Road Whippany, NJ 07981 Attn: Nicholas Guzzardo T: F: 973 576-3014
BNP Paribas	$75,000,000	$0	$0	787 Seventh Avenue New York, New York 10019 Attn: Duane Helkowski T: F: 212 841-3830	787 Seventh Avenue New York, New York 10019 Attn: Duane Helkowski T: F: 212 841-3830
Bayerische Hypo-und Vereinsbank AG	$30,000,000	$0	$0	22, Alter Wall D-20457 Hamburg Germany Attn: Lorena Robledo T: F: 49 40 3692 3060	22, Alter Wall D-20457 Hamburg Germany Attn: Lorena Robledo T: F: 49 40 3692 3060
The Bank of Nova Scotia	$100,000,000	$0	$62,500,000	600 Peachtree Street, N.E. Atlanta, GA 30308 Attn: Demetria January T: F: 404 888-8998	600 Peachtree Street, N.E. Atlanta, GA 30308 Attn: Demetria January T: F: 404 888-8998
Citibank, N.A.	$150,000,000	$100,000,000	$62,500,000	2 Penns Way, Suite 200 New Castle, DE 19720 Attn: T: 302 894-6037 F: 212 994-0961	2 Penns Way, Suite 200 New Castle, DE 19720 Attn: T: 302 894-6037 F: 212 994-0961

Commerzbank AG, New York And Grand Cayman Islands Branches	$50,000,000	$0	$0	2 World Financial Center New York, NY 10281-1050 Attn: Jane Cheng T: F: 212 266-7499	2 World Financial Center New York, NY 10281-1050 Attn: Jane Cheng T: F: 212 266-7499
Deutsche Bank AG New York Branch	$50,000,000	$0	$0
DnB Nor Bank ASA	$150,000,000	$0	$0	200 Park Avenue New York, NY 10166 Attn: Ahelia Singh/Teresa Rosu T: F: 212 681-4123	200 Park Avenue New York, NY 10166 Attn: Ahelia Singh/Teresa Rosu T: F: 212 681-4123
Goldman Sachs Credit Partners L.P.	$35,000,000	$0	$0	30 Hudson Street, 17th Floor Jersey City, NJ 07302 Attn: Philip Green T: F: 212 357-4597	30 Hudson Street, 17th Floor Jersey City, NJ 07302 Attn: Philip Green T: F: 212 357-4597
HSH Nordbank AG	$50,000,000	$0	$0	Gerhart-Hauptmann-Platz 50 D-20095 Hamburg Germany Attn: Frauke Hay T: F: 49 40 3333 10150	Gerhart-Hauptmann-Platz 50 D-20095 Hamburg Germany Attn: Frauke Hay T: F: 49 40 3333 10150
JPMorgan Chase Bank, N.A.	$100,000,000	$0	$62,500,000	1111 Fannin Street, 10th Floor Houston, TX 77002 Attn: T: F: 713) 750-2378	1111 Fannin Street, 10th Floor Houston, TX 77002 Attn: T: F: 713) 750-2378

2

Mizuho Corporate Bank, Ltd.	$25,000,000	$0	$0	1800 Plaza Ten Jersey City, NJ 07311 Attn: Robert Komst T: F: 201 626-9941	1800 Plaza Ten Jersey City, NJ 07311 Attn: Robert Komst T: F: 201 626-9941
Morgan Stanley Bank	$35,000,000	$0	$0
Nordea Bank Norge ASA, Grand Cayman Branch	$50,000,000	$0	$0	437 Madison Ave, 21st Floor New York, NY 10022 Attn: Jackie Ng T: F: 212 421-4420	437 Madison Ave, 21st Floor New York, NY 10022 Attn: Jackie Ng T: F: 212 421-4420
Regions Bank	$25,000,000	$0	$0	2800 Ponce de Leon Blvd. Coral Gables, FL 33134 Attn: T: F:	2800 Ponce de Leon Blvd. Coral Gables, FL 33134 Attn: T: F:
The Royal Bank of Scotland PLC	$100,000,000	$0	$62,500,000	101 Park Avenue, 6th Floor New York, NY 10166 Attn: LaVerne Small T: F: 212 401-1494	101 Park Avenue, 6th Floor New York, NY 10166 Attn: LaVerne Small T: F: 212 401-1494
Sumitomo Mitsui Banking Corporation	$25,000,000	$0	$0	277 Park Avenue New York, NY 10172 Attn: Yvette Browne T: F: 212 224-5197	277 Park Avenue New York, NY 10172 Attn: Yvette Browne T: F: 212 224-5197
U.S. Bank, N.A.	$25,000,000	$0	$0	1850 Osborn Avenue Oshkosh, WI 54901 Attn: Connie Sweeney T: F: 920 237-7993	1850 Osborn Avenue Oshkosh, WI 54901 Attn: Connie Sweeney T: F: 920 237-7993
Wells Fargo Bank, N.A.	$25,000,000	$0	$0	201 Third Street, MAC 0187-081 San Francisco, CA 94103 Attn: Neva Moritanin T: F: 415 979-0675	201 Third Street, MAC 0187-081 San Francisco, CA 94103 Attn: Neva Moritanin T: F: 415 979-0675

Total:	$1,225,000,000	$100,000,000	$250,000,000

3

SCHEDULE II

DISCLOSURE SCHEDULE
Updated June 29, 2007
Item 6.10 (b): Vessels

Vessel	Owner	Flag
Sovereign of the Seas	Sovereign of the Seas Shipping Inc.	Bahamian
Empress of the Seas	Nordic Empress Shipping Inc.	Bahamian
Monarch of the Seas	Monarch of the Seas Inc.	Bahamian
Majesty of the Seas	Majesty of the Seas Inc.	Bahamian
Grandeur of the Seas	Grandeur of the Seas Inc.	Bahamian
Rhapsody of the Seas	Rhapsody of the Seas Inc.	Bahamian
Enchantment of the Seas	Enchantment of the Seas Inc.	Bahamian
Vision of the Seas	Vision of the Seas Inc.	Bahamian
Voyager of the Seas	Voyager of the Seas Inc.	Bahamian
Island Star (formerly known as Horizon)	Fantasia Cruising Inc.	Bahamian
Zenith	Pullmantur Cruises Zenith Ltd.	Malta
Century	Blue Sapphire Marine Inc.	Bahamian
Galaxy	Esker Marine Shipping Inc.	Bahamian
Mariner of the Seas	Mariner of the Seas Inc.	Bahamian
Mercury	Seabrook Maritime Inc.	Bahamian
Millennium	Millennium Inc.	Bahamian
Explorer of the Seas	Explorer of the Seas Inc.	Bahamian
Infinity	Infinity Inc.	Bahamian
Radiance of the Seas	Radiance of the Seas Inc.	Bahamian
Summit	Summit Inc.	Bahamian
Adventure of the Seas	Adventure of the Seas Inc.	Bahamian
Navigator of the Seas	Navigator of the Seas Inc.	Bahamian
Constellation	Constellation Inc.	Bahamian
Serenade of the Seas	Serenade of the Seas Inc.	Bahamian
Jewel of the Seas	Jewel of the Seas Inc.	Bahamian
Xpedition	Islas Galapagos Turismo y Vapores CA	Ecuador
Legend of the Seas	Legend of the Seas Inc.	Bahamian

Splendour of the Seas	Splendour of the Seas Inc.	Bahamian
Freedom of the Seas	Freedom of the Seas Inc.	Bahamian
Oceanic	Pullmantur Cruises Oceanic Ltd.	Malta
Azamara Journey (formerly known as Blue Dream)	Azamara Journey Inc.	Malta
Blue Moon	Pullmantur Cruises Blue Moon, Ltd.	Malta
Sky Wonder	Pullmantur Cruises Sky Wonder, Ltd.	Malta
Holiday Dream	Pullmantur Cruises Holiday Dream, Ltd.	Malta
Liberty of the Seas	Liberty of the Seas Inc.	Bahamian
Pacific Star	Pullmantur Cruises Atlantic Ltd.	Malta

Item 6.11: Subsidiaries

Name of the Subsidiary	Jurisdiction of Organization
Jewel of the Seas Inc. *	Liberia
Sovereign of the Seas Shipping Inc.*	Liberia
Viking Serenade Inc.	Liberia
Nordic Empress Shipping Inc.*	Liberia
Majesty of the Seas Inc.*	Liberia
Monarch of the Seas Inc.*	Liberia
Admiral Management Inc.	Liberia
GG Operations Inc.	Delaware
Island for Science Inc.	Indiana
Labadee Investments Ltd.	Cayman Islands
Societe Labadee Nord, S.A.	Haiti
Royal Caribbean Cruise Line A/S	Norway
Royal Caribbean Merchandise Inc.	Florida
Eastern Steamship Lines Inc.	Liberia
Grandeur of the Seas Inc.*	Liberia
Enchantment of the Seas Inc.*	Liberia
Rhapsody of the Seas Inc.*	Liberia
Vision of the Seas Inc. *	Liberia
Voyager of the Seas Inc.*	Liberia
Explorer of the Seas Inc.*	Liberia
Royal Celebrity Tours Inc.	Delaware

2

White Sand Inc.	Liberia
Radiance of the Seas Inc.*	Liberia
Adventure of the Seas Inc. *	Liberia
RCL (UK) Ltd.	U.K.
Navigator of the Seas Inc. *	Liberia
Northwest Adventures Inc.	Delaware
Serenade of the Seas Inc. *	Liberia
Royal Beverage Cruise Sales LLC	Delaware
Mariner of the Seas Inc. *	Liberia
Beverage Cruise Sales LLC	Texas
Celebrity Cruise Lines Inc.	Cayman Islands
Celebrity Cruises Holdings Inc.	Liberia
Cruise Mar Shipping Holdings Ltd.	Liberia
Seabrook Maritime Inc. *	Liberia
Esker Marine Shipping Inc. *	Liberia
Blue Sapphire Marine Inc. *	Liberia
Fantasia Cruising Inc. *	Liberia
Cruise Mar Investment Inc.	Liberia
Universal Cruise Holdings Ltd.	British Virgin Islands
Celebrity Cruises Inc.	Liberia
Fourth Transoceanic Shipping Co. Ltd.	Liberia
Zenith Shipping Corporation	Liberia
Millennium Inc.*	Liberia
Infinity Inc.*	Liberia
Summit Inc.*	Liberia
Constellation Inc. *	Liberia
Fifth Transoceanic Shipping Company Ltd.	Liberia
Serenity Management Inc.	Liberia
Galapagos Cruises Inc.	Liberia
Islas Galapagos Turismo y Vapores C.A. *	Ecuador
Cape Liberty Cruise Port LLC	Delaware
Legend of the Seas Inc. *	Liberia
Splendour of the Seas Inc. *	Liberia
Harmony Investments (Global) Limited	U.K.

3

Tenth Avenue Holdings, S.A. de C.V.	Mexico
The Scholar Ship Program LLC	Delaware
Royal Caribbean Cruises Espana S.L.	Spain
Puerto de Cruceros y Marina de las Islas de la Bahia, S.A. de CV.	Honduras
Freedom of the Seas Inc. *	Liberia
RCL Holdings Cooperatief U.A.	The Netherlands
Pullmantur, S.A.	Spain
Pullmantur Cruises, S.L.	Spain
Pullmantur Cruises Oceanic Ltd.*	Malta
Pullmantur Cruises Blue Dream, Ltd.	Malta
Pullmantur Cruises Blue Moon, Ltd.*	Malta
Pullmantur Cruises Sky Wonder, Ltd.*	Malta
Pullmantur Cruises Holiday Dream, Ltd.*	Malta
Pullmantur Cruises Ship Management, Ltd	Malta
Pullmantur Ship Management, Ltd.	Bahamas
Turismo E Viagens Unipessoal, LDA.	Portugal
Royal Caribbean Holdings de Espana S.L.	Spain
Royal Caribbean Cruises (Asia) Pte. Ltd	Singapore
Azamara Journey Inc.*	Liberia
Azamara Quest Inc.	Liberia
Pullmantur Cruises Zenith Ltd.*	Malta
Pullmantur Cruises Empress Ltd.	Malta
Pullmantur Cruises Atlantic Ltd.*	Malta
Liberty of the Seas Inc.*	Liberia
* Shipholding companies

4